Exhibit 10.33

MEADWESTVACO CORPORATION

MEADWESTVACO CORPORATION EXECUTIVE RETIREMENT PLAN

Amended and Restated

Effective January 29, 2004

TABLE OF CONTENTS

ARTICLE 1. INTRODUCTION		1
1.01.	History of the Plan	1
1.02.	Purposes of the Plan	1
1.03.	American Jobs Creation Act of 2004	1
1.04.	Appendices	2
1.05.	Effective Date	2

ARTICLE 2. DEFINITIONS AND CONSTRUCTION		3
2.01.	Definitions	3
2.02.	Construction	6

ARTICLE 3. PARTICIPATION		7
3.01.	Active Participation	7
3.02.	Inactive Participation	7

ARTICLE 4. AMOUNT AND PAYMENT OF BENEFITS		8
4.01.	Amount of Benefits	8
4.02.	Normal and Early Retirement	8
4.03.	Pre-2004 Participants	9
4.04.	Timing and Form of Benefit Payments to Participant	11
4.05.	Disability	12
4.06.	Pre-Retirement Death Benefits	13

ARTICLE 5. VESTING, NON-COMPETITION AND CHANGE OF CONTROL		15
5.01.	Vesting	15
5.02.	Forfeiture	15
5.03.	Change of Control	16

ARTICLE 6. PLAN ADMINISTRATION		21
6.01.	Plan Administrator	21
6.02.	Incorporation of Certain Provisions of ERISA	21
6.03.	Interpretations	21
6.04.	Elections and Designations	21
6.05.	Funding Policy	21

ARTICLE 7. AMENDMENT, MERGER, AND TERMINATION OF PLAN		23
7.01.	Amendment of the Plan	23
7.02.	Termination of the Plan	23
7.03.	Design Decisions	23

ARTICLE 8. MISCELLANEOUS PROVISIONS		24
8.01.	Employment Rights Not Affected by Plan	24
8.02.	Integration Clause	24
8.03.	Liability Limited	24

i

8.04.	Overpayments	24
8.05.	Incapacity and Minor Status	24
8.06.	Assignment and Liens	24
8.07.	Withholding Taxes	25
8.08.	Titles and Headings Not to Control	25
8.09.	Governing Law and Limitation on Actions	25
8.10.	Class Action Forum Selection Clause	25
8.11.	Severability	26
8.12.	Complete Statement of Plan	26

Appendix A.	PARTICIPANTS WHO PARTICIPATED IN THE PRE-2004 PLAN BUT DID NOT ACCRUE PRE-AJCA BENEFITS

Appendix B.	PARTICIPANTS WHO BECAME ACTIVE PARTICIPANTS ON JANUARY 29, 2004 WITH PAST SERVICE CREDITS

Appendix C.	NONQUALIFIED DEFERRED COMPENSATION PLANS WHOSE BENEFITS OFFSET BENEFITS UNDER THIS PLAN

Appendix D.	PROVISIONS FOR PARTICIPANTS WITH PRE-AJCA BENEFITS

Appendix E.	TERMS OF THE PRE-2004 PLAN

ii

ARTICLE 1. INTRODUCTION

1.01.	HISTORY OF THE PLAN

(a)	The Mead Corporation and Westvaco Corporation became wholly owned subsidiaries of MW Holding Corporation, the name of which was subsequently changed to MeadWestvaco Corporation, effective January 29, 2002. In connection with this event, MeadWestvaco Corporation (the “Company”) assumed sponsorship of the benefit plans maintained by the Mead Corporation and Westvaco Corporation.

(b)	Prior to the events described in Section 1.01(a) above, the Mead Corporation sponsored a supplemental executive retirement plan for its eligible employees and the eligible employees of certain of its subsidiaries, known as the Mead Corporation Supplemental Executive Retirement Plan (the “Mead SERP”).

(c)	The Board of Directors of the Company adopted resolutions in 2004 providing for participation by certain senior executives of the Company and its affiliates in a supplemental executive retirement plan having terms approved by the Compensation and Organizational Development Committee of the Board of Directors. The Board of Directors further authorized certain officers of the Company, including the Chief Executive Officer, to take all actions deemed by such officers to be necessary or appropriate to effectuate the resolutions. The Mead SERP has been amended and restated in accordance with these resolutions and has been renamed as the MeadWestvaco Corporation Executive Retirement Plan (the “Plan”).

1.02.	PURPOSES OF THE PLAN

(a)	The purposes of the Plan are to attract mid-career senior executive hires, retain talented senior executives, and provide recognition to long-service senior executives by providing them with competitive supplementary retirement income, in addition to that provided under the Company’s tax-qualified and other non-qualified defined benefit plans.

(b)	The Plan is intended to be and shall be operated and administered as a plan primarily providing deferred compensation to a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), or 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be subject to the participation and vesting requirements, funding provisions, or the fiduciary duty rules of ERISA (except as provided in Section 6.02).

1.03.	AMERICAN JOBS CREATION ACT OF 2004

(a)	All benefits under the Plan other than Pre-AJCA Benefits (as defined in Section 2.01(x), below) shall be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Except with respect to Pre-AJCA Benefits: (1) the Plan shall comply with the requirements of, and shall be operated, administered, and interpreted in accordance with, a good faith interpretation of Section 409A of the Code and Section 885 of the American Jobs Creation Act of 2004 (the “AJCA”); and (2) if any provision of the Plan is inconsistent with the restrictions imposed by Section 409A or the AJCA, that provision shall be deemed to be amended to the extent that the Company determines is necessary to bring it into compliance with Section 409A and the AJCA.

(b)	With respect to Pre-AJCA Benefits, the special provisions set forth in Appendix D shall apply. The benefits under the Plan for any Participant who has a Pre-AJCA Benefit shall be determined in accordance with Appendix D.

1.04.	APPENDICES

The Plan includes the following Appendices:

(a)	Appendix A lists Participants without Pre-AJCA Benefits (as defined in Section 2.01(x)) who participated in the version of the Plan that was in effect before January 29, 2004, their service as of December 31, 2004 (“Years of Appendix A Service”), and the amount of their Grandfathered Benefits (as defined in Section 2.01(o) and Grandfathered CIC Benefits (as defined in Section 2.01(p)).

(b)	Appendix B lists past-service credits for certain individuals who became Participants in the Plan on January 29, 2004.

(c)	Appendix C lists the nonqualified deferred compensation plans whose benefits offset benefits under this Plan.

(d)	Appendix D sets forth special rules for Participants who have Pre-AJCA Benefits (as defined in Section 2.01(x)).

(e)	Appendix E sets forth the terms of the Plan that were in effect on January 28, 2004 (the “Pre-2004 Plan”).

1.05.	EFFECTIVE DATE

The effective date of this restatement of the Plan is January 29, 2004.

ARTICLE 2. DEFINITIONS AND CONSTRUCTION

2.01.	DEFINITIONS

For purposes of the Plan, unless the context clearly or necessarily indicates the contrary, the following words and phrases shall have the meaning set forth in the definitions below:

(a)	“Affiliate” shall mean the Company and any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Company; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes the Company; and any other entity required to be aggregated with the Company pursuant to the regulations under Section 414(o) of the Code. The term “Affiliate” shall also include any entity that would be included among the entities described in the first sentence of this Section 2.01(a) but for the fact that the Company’s interest in such entity is limited to 50 percent, and for purposes of Section 2.01(ii), the term “Affiliate” shall include any entity that would have been an Affiliate of the Mead Corporation or Westvaco Corporation if such corporation were substituted for “Company” in the first sentence of this Section 2.01(a).

(b)	“AJCA” shall mean the American Jobs Creation Act of 2004, Pub. L. No. 108-357 (Oct. 22, 2004).

(c)	“All-MERP Benefit” shall have the meaning set forth in Section 4.03(b)(1).

(d)	“Authorized Party” shall mean, (1) for the Chief Executive Officer and any Participant who reports directly to the Chief Executive Officer, the Committee, and (2) for any Participant who does not report directly to the Chief Executive Officer, the Chief Executive Officer or his designee.

(e)	“Board of Directors” shall mean the board of directors of the Company.

(f)	“Cause” shall mean:

(1)	the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Company or Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Authorized Party which specifically identifies the manner in which the Authorized Party believes that the Participant has not substantially performed the Participant’s duties;

(2)	the willful engaging by the Participant in illegal conduct or gross misconduct; or

(3)	a clearly established violation by the Participant of the Company’s Code of Conduct that the Authorized Party determines to be materially and demonstrably injurious to the Company or any Affiliate;

provided that no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the

Board of Directors or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.

(g)	“Change of Control” shall have the meaning set forth in Section 5.03(c) and (d). This definition of Change of Control is different than the Pre-2004 Plan’s definition of “Change in Control,” which is set forth in Section E-10.3.

(h)	“Chief Executive Officer” shall mean the chief executive officer of the Company.

(i)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)	“Committee” shall mean the Compensation and Organizational Development Committee of the Board of Directors.

(k)	“Company” shall mean MeadWestvaco Corporation, a Delaware corporation.

(l)	“Early Retirement Date” for a Participant shall mean his 62nd birthday.

(m)	“Employer” shall mean the Company and any Affiliate that, with the consent of the Board of Directors, has adopted the Plan. For purposes of Section 2.01(ii), the term “Employer” shall include the Mead Corporation and Westvaco Corporation.

(n)	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(o)	“Grandfathered Benefit” shall have the meaning set forth in Section 4.03(b)(2).

(p)	“Grandfathered CIC Benefit” shall have the meaning set forth in Section 5.03(f)(3).

(q)	“Normal Retirement Date” for a Participant shall mean his 65th birthday.

(r)	“Ongoing-SERP Benefit” shall have the meaning set forth in Section 4.03(b)(3).

(s)	“Participant” shall mean an individual who satisfies the requirements for participation in the Plan in Section 3.01 and whose accrued benefit under the Plan has not been forfeited or completely distributed. An “Active Participant” shall mean a person who is an Active Participant as described in Section 3.01 and an “Inactive Participant” shall mean a person who is an Inactive Participant as described in Section 3.02.

(t)	“PIA” shall mean the Participant’s Primary Insurance Amount, as defined in the applicable Qualified Plan.

(u)	“Plan” shall mean the MeadWestvaco Corporation Executive Retirement Plan, as amended from time to time.

(v)	“Plan Administrator” shall mean the plan administrator appointed pursuant to Section 6.01(a).

(w)	“Plan FAP” shall mean a Participant’s “Final Average Pay” as defined in the applicable Qualified Plan, but calculated without regard to the provisions of the applicable Qualified Plan implementing Section 401(a)(17) of the Code or any successor thereto.

(x)	“Pre-AJCA Benefit” shall have the meaning set forth in Section D-3.01.

(y)	“Pre-2004 Plan” shall mean the Plan as in effect as of January 28, 2004, as set forth in Appendix E.

(z)	“Qualified Plan” shall mean the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees, the MeadWestvaco Corporation Envelope Division Retirement Plan for Salaried and Non-Bargained Employees and any other “defined benefit plan” (as defined in Section 3 of ERISA) sponsored by the Company or an Affiliate that is qualified under Section 401(a) of the Code and that is designated by the Board of Directors or the Committee as a “Qualified Plan” for purposes of this Plan. For purposes of Section 4.01(a)(2) (and for any other purposes established by the Board of Directors or the Committee in accordance with the preceding sentence), the term “Qualified Plan” shall include the MeadWestvaco Corporation Retirement Plan for Bargained Hourly Employees.

(aa)	“Qualified Plan Assumptions” shall mean the actuarial tables and interest rates (including variations that apply for specific purposes, such as converting benefits to a lump sum amount) set forth in the last Qualified Plan covering the Participant for purposes of calculating actuarial equivalence and present value.

(bb)	“Retirement Plan” shall mean the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees or any successor thereto.

(cc)	“Spouse” shall have the meaning set forth in the applicable Qualified Plan.

(dd)	“Totally and Permanently Disabled” shall have the same meaning as under the last Qualified Plan covering the Participant.

(ee)	“Vested Benefit” shall mean a Participant’s benefit under Sections 4.01 and 4.02, or Section 4.03, as applicable, that has become vested under Section 5.01 or Section 4.05(b) and has not been forfeited under Section 5.02 or any other provision of the Plan.

(ff)	“Years of Appendix A Service” shall mean, with respect to a Participant listed in Appendix A or Appendix D, the number of years of service (in years and months) through December 31, 2003 shown for the Participant in Appendix A or Appendix D.

(gg)	“Years of Appendix B Service” shall mean, with respect to a Participant listed in Appendix B, the number of years of service (in years and months) credited as of December 31, 2003, as shown in Appendix B.

(hh)	“Years of Benefit Service” shall mean the Participant’s Years of Benefit Service under the applicable Qualified Plan.

(ii)	“Years of Plan Benefit Service” shall mean a Participant’s Years of Plan Service, except that a Participant’s Years of Plan Benefit Service shall not exceed the number determined by subtracting 30 from his age (in years and completed months) on the date he commenced employment with the Employer or an Affiliate.

(jj)

“Years of Plan Service” shall mean the number of months since his most recent employment date (or such earlier date as set forth in a resolution pursuant to Section 3.01(b) that applies with respect to his most recent employment date) during which an individual is an Active Participant, divided by 12. For purposes of this calculation, an individual shall be deemed to be an Active Participant for any month in which he is an Active Participant for one or more calendar days. Unless stated otherwise, a Participant’s Years of Plan Service shall be the sum of his service as an Active Participant (as determined under the first two sentences of this Section 2.01(jj)) since January 29, 2004 plus his Years of Appendix A Service or Years of Appendix B Service, if any.

2.02.	CONSTRUCTION

For purposes of the Plan, unless the contrary is clearly indicated by the context: (a) the use of the masculine gender shall also include within its meaning the feminine and vice versa; (b) the use of the singular shall also include within its meaning the plural and vice versa; (c) the word “include” shall mean to include, but not to be limited to; and (d) any reference to a statute or section of a statute shall further be a reference to any successor or amended statute or section, and any regulations or other guidance of general applicability issued thereunder.

ARTICLE 3. PARTICIPATION

3.01.	ACTIVE PARTICIPATION

(a)	The persons listed in Appendix A and Appendix D (all of whom accrued benefits under the Pre-2004 Plan) who are employed by the Employer on January 29, 2004 shall continue to be Active Participants as of January 29, 2004.

(b)	Any other senior executive of the Employer who has been designated as eligible to participate in the Plan by a resolution adopted by the Committee shall become an Active Participant as of the date set forth in such resolution. The persons listed in Appendix B became Active Participants on January 29, 2004, but received a past service credit; Appendix B shows each such Participant’s Years of Plan Service as of December 31, 2003.

(c)	An Active Participant shall remain an Active Participant for so long as he is employed by the Employer or until the Committee determines that he is no longer eligible to accrue benefits under the Plan, if earlier.

3.02.	INACTIVE PARTICIPATION

(a)	An Active Participant shall become an “Inactive Participant” as of the earlier of: (1) the effective date of his termination of employment; or (2) the effective date of the Committee’s determination that he is no longer eligible to accrue benefits under the Plan.

(b)	The persons listed in Appendix D who are no longer accruing benefits under the Plan on January 29, 2004 shall continue to be Inactive Participants as of January 29, 2004.

(c)	An Inactive Participant shall remain an Inactive Participant for so long as his benefits under the Plan have not been fully distributed and he does not again become an Active Participant pursuant to Section 3.01.

ARTICLE 4. AMOUNT AND PAYMENT OF BENEFITS

4.01.	AMOUNT OF BENEFITS

(a)	Unless he is listed in Appendix A (in which case Section 4.03 applies) or Appendix D, the amount of a Participant’s benefit under the Plan, expressed as an annual amount payable beginning on the first day of the month coincident with or next following his Normal Retirement Date (or the first day of the month coincident with or next following his termination of employment with the Employer and Affiliates, if later), shall equal the amount determined under (1) less the sum of the amounts determined under (2) and (3), where:

(1)	equals (A) minus (B), where—

(A)	equals 1.6 percent of the Participant’s Plan FAP, multiplied by the sum, not to exceed 40, of (i) 75 percent of his Years of Plan Benefit Service and (ii) his Years of Benefit Service; and

(B)	equals 1.25 percent of his PIA multiplied by his Years of Benefit Service;

(2)	equals the total amount determined to be payable to the Participant under the Qualified Plans, expressed as an annual amount payable as a single-life annuity beginning on the first day of the month coincident with or next following his termination of employment with the Employer and Affiliates, but not including any restructuring or other supplemental benefits payable to the Participant under such Qualified Plans.

(3)	equals the total amount, if any, determined to be payable to the Participant under the plans listed in Appendix C, and expressed as an annual amount payable as a single-life annuity beginning on the first day of the month coincident with or next following his termination of employment with the Employer and Affiliates, but not including any restructuring or other supplemental benefits payable to the Participant under such plans.

(b)	For purposes of Section 4.01(a), the amount payable to a Participant under the Qualified Plans and the plans listed in Appendix C shall be determined without regard to any qualified domestic relations order (as defined in Section 414(p) of the Code) or other order or settlement agreement that reduces or divides the Participant’s benefit under such plans.

4.02.  NORMAL AND EARLY RETIREMENT

Unless he is listed in Appendix A (in which case Section 4.03 applies) or Appendix D (in which case Appendix D applies):

(a)	A Participant who terminates employment on or after his Normal Retirement Date shall be entitled to receive his Vested Benefit under the Plan (if any) at the time and in the manner described in Section 4.04 without any reduction for early commencement of benefits or any increase for late commencement of benefits (except as provided in Section 4.04(a) with respect to delayed payments).

(b)	A Participant who terminates employment with a Vested Benefit before his Normal Retirement Date (and on or after his 55th birthday) and who attains the Rule of 80 before he terminates employment shall be entitled to receive his Vested Benefit (if any) at the time and in the manner described in Section 4.04, but subject to the following:

(1)	If the Participant terminates employment on or after his Early Retirement Date, such Vested Benefit shall be paid without any reduction for early commencement of benefits.

(2)	If the Participant terminates employment before his Early Retirement Date, the amount determined under Section 4.01(a)(1) shall be reduced by 1/4 of 1 percent for each month by which the first day of the month coincident with or next following his termination of employment precedes the first day of the month coincident with or next following his Early Retirement Date.

(c)	A Participant who terminates employment with a Vested Benefit before his Normal Retirement Date (and on or after his 55th birthday) and who does not attain the Rule of 80 before he terminates employment shall be entitled to receive his Vested Benefit at the time and in the manner described in Section 4.04, subject to the following:

(1)	The amount determined under Section 4.01(a)(1) shall be reduced pursuant to the rules applicable to him under Section 5.2(a) (including the proviso) of the Retirement Plan or any successor provision thereto (or the comparable provision of the applicable Qualified Plan, if the Retirement Plan is not the applicable Qualified Plan with respect to him).

(2)	For purposes of the reduction described in Section 4.04(c)(1), the Participant’s assumed benefit commencement date shall be the first day of the month coincident with or next following his termination of employment, even though the actual commencement date is the date set forth in Section 4.04.

(d)	For purposes of this Article 4:

(1)	A Participant attains the Rule of 80 when the sum of his Age and Rule of 80 Service equals 80.

(2)	A Participant’s “Age” shall mean his complete years of age, plus the number of complete or partial calendar months since his most recent birthday, divided by 12.

(3)	“Rule of 80 Service” shall mean the Participant’s Years of Benefit Service under the applicable Qualified Plan.

4.03.	PRE-2004 PARTICIPANTS

This Section 4.03 shall apply only to Participants listed in Appendix A. For the comparable provisions that apply to a Participant who has a Pre-AJCA Benefit, see Appendix D.

(a)	Notwithstanding anything to the contrary in Section 4.01 or 4.02, the benefits of a Participant listed in Appendix A:

(1)	who terminates employment on or after his Normal Retirement Date and after his Benefit under the Plan becomes vested under Section 5.01(a) or (b) shall equal the greatest of: (A) the Participant’s All-MERP Benefit; (B) the Participant’s Grandfathered Benefit; or (C) the Participant’s Average Benefit.

(2)	who terminates employment before his Normal Retirement Date but after his benefit under the Plan becomes vested under Section 5.01(a) or (b) shall equal the greatest of:

(A)	The Participant’s All-MERP Benefit, reduced by applying the rules in Sections 4.02(b) through (d);

(B)	The Participant’s Grandfathered Benefit (without any adjustment to account for termination of employment before or after age 62); or

(C)	The average of (i) and (ii), where:

(i)	equals the greater of (I) the amount determined under Section 4.03(a)(2)(A); and (II) the amount determined under Section 4.03(a)(2)(B).

(ii)	equals the Participant’s Ongoing-SERP Benefit, reduced by applying Section E-4.2, based on the assumption that his benefit commencement date is the first day of the month coincident with or next following his termination of employment (even though the actual commencement date is the date set forth in Section 4.04).

(3)	who terminates employment before his benefit under the Plan becomes vested under Section 5.01(a) or (b), but after his Grandfathered Benefit becomes vested under Section 5.01(c), shall receive his Grandfathered Benefit (without any adjustment to account for termination of employment before or after age 62).

(b)	For purposes of this Section 4.03:

(1)	A Participant’s All-MERP Benefit equals the amount described in Section 4.01(a).

(2)	A Participant’s Grandfathered Benefit equals the amount set forth in Appendix A or Appendix D. (Persons not listed in Appendix A or Appendix D do not have a Grandfathered Benefit.) A Participant’s Grandfathered Benefit is based on the benefit he would have received under the terms of the Pre-2004 Plan if he had: (A) terminated employment involuntarily without Cause on December 31, 2004; and (B) begun receiving his benefit on the first day of the month coincident with or next following his 62nd birthday (or December 31, 2004, if later).

(3)	A Participant’s Ongoing-SERP Benefit equals the amount determined by applying Section E-3 (not including Section E-3.3) to the Participant’s Final Average Earnings (as defined in Section E-3.4) as of the date of his termination of employment with the Employer and Affiliates.

(4)	A Participant’s Average Benefit equals the average of the amounts in subsections (A) and (B), where:

(A)	equals the greater of (i) the Participant’s All-MERP Benefit; or (ii) the Participant’s Grandfathered Benefit; and

(B)	equals the Participant’s Ongoing-SERP Benefit.

4.04.	TIMING AND FORM OF BENEFIT PAYMENTS TO PARTICIPANT

This Section 4.04 applies only to Participants who do not have a Pre-AJCA Benefit. For the comparable provisions that apply to a Participant who has a Pre-AJCA Benefit, see Appendix D.

(a)	The Vested Benefit, if any, of a Participant not listed in Appendix A or Appendix D shall commence on the first day of the first month that begins at least six months after his termination of employment. The first payment to any such Participant shall include all payments that would have been made up to the actual commencement date if payments had commenced on the first day of the month coincident with or next following his termination of employment, plus interest on the delayed payments at an annual rate (compounded monthly) equal to the interest rate that is used in the applicable Qualified Plan for purposes of calculating the value of an optional form of benefit that is subject to Section 417(e)(3) of the Code and that commences as of the first day of the month coincident with or next following his termination of employment.

(b)	Except as provided in Section 5.03(a) (relating to an involuntary termination of employment following a Change of Control), the Vested Benefit, if any, of a Participant not listed in Appendix A or Appendix D shall be paid to a Participant who is living, at the time set forth in Section 4.04(a), in the following form:

(1)	If the Participant is not married on the date his benefit commences, the form of payment shall be a single-life annuity.

(2)	If the Participant is married on the date his benefit commences, the form of payment shall be a 50% joint and survivor annuity, with his Spouse (as of the date his benefit commences) as joint annuitant; provided that, a Participant may elect, at the time and in the manner prescribed by the Plan Administrator, to receive his Vested Benefit in the form of a single-life annuity. For purposes of this Section 4.04(b)(2), a benefit in the form of a 50% joint and survivor annuity shall be computed so as to be the actuarial equivalent of the benefit in the form of a single-life annuity, using the Qualified Plan Assumptions.

(c)	Except as provided in Section 5.03(a) (relating to an involuntary termination of employment following a Change of Control), the Vested Benefit, if any, of a Participant listed in Appendix A shall be paid to a Participant who is living, at the time and in the form set forth below:

(1)	The Participant’s Grandfathered Benefit (if vested) shall be paid in an actuarially equivalent lump sum on the later of (x) the date set forth in Section 4.04(a) or (y) the first day of the month coincident with or next following his 62nd birthday; the amount of the payment shall be adjusted as described in Section 4.04(a) to reflect any delay from (i) the later of (I) the first day of the month coincident with or next following his termination of employment and (II) the first day of the month coincident with or next following his 62nd birthday to (ii) the actual commencement date. Actuarial equivalence shall be determined using the Qualified Plan Assumptions and the following assumed commencement date:

(A)	If his actual commencement date is the first day of the month coincident with or next following his 62nd birthday, such date shall also be his assumed commencement date for purposes of the calculation described in this Section 4.04(c)(1).

(B)	If his actual commencement date is the date described in Section 4.04(a), the assumed commencement date for purposes of the calculation described in this Section 4.04(c)(1) shall be the first day of the month coincident with or next following his termination of employment (even though the assumed commencement date is before the actual commencement date).

(2)	The portion (if any) of the Participant’s Vested Benefit that exceeds the value of the Participant’s Grandfathered Benefit shall be paid at the time described in Section 4.04(a) and in the form described in Section 4.04(b) (with the first payment being adjusted as described in Section 4.04(a)).

(d)	Continuing Payments after Rehire

(1)	If a Participant with a Vested Benefit terminates employment with the Employer and Affiliates and is rehired and reinstated as an Active Participant before payment of his Vested Benefit commences, he shall continue to accrue additional benefits under the Plan, and his prior termination of employment shall not be treated as a termination of employment for purposes of this Section 4.04.

(2)	If a Participant with a Vested Benefit terminates employment with the Employer and Affiliates and is rehired and reinstated as an Active Participant after payment of his Vested Benefit commences, he shall continue receiving benefit payments in accordance with the payment schedule determined under Section 4.04(b) or (c). Upon his subsequent termination of employment, his benefit shall be determined under the terms of the Plan based on his service before and after his rehire and shall be offset by the actuarial equivalent value (determined using the Qualified Plan Assumptions) of the benefit he received or is receiving for his original term of participation in the Plan.

(e)	For purposes of this Section 4.04:

(1)	A Participant will not be deemed to be “married” on any date unless he has a Spouse on such date; and

(2)	A Participant will not be deemed to have terminated employment unless he has had a “separation from service” within the meaning of Section 409A(a)(2)(A) of the Code.

4.05.	DISABILITY

If a Participant becomes Totally and Permanently Disabled, then:

(a)	If, with or without reasonable accommodation, he is unable to continue working in his then-current position, he shall become an Inactive Participant pursuant to Sections 3.01(c) and 3.02(a);

(b)	If he has not satisfied the vesting requirements set forth in Section 5.01 and he remains Totally and Permanently Disabled on or after his Normal Retirement Date (or the date he terminates employment with the Employer and Affiliates, if later), his benefit under the Plan (based only on his service as an Active Participant) shall become 100 percent vested as of his Normal Retirement Date (or the date he terminates employment with the Employer and Affiliates, if later); and

(c)	He shall receive his benefit under the Plan in the form set forth in Section 4.04(b) or (c), commencing on the later of (1) the date set forth in Section 4.04(a) or (c), or (2) the first day of the month after his benefit under the Plan becomes 100 percent vested. His first payment shall be adjusted as described in Section 4.04(a) to reflect any delay from (i) the later of (A) the first day of the month coincident with or next following his termination of employment and (B) the first day of the month after his benefit under the Plan becomes 100 percent vested to (ii) the actual commencement date.

4.06.	PRE-RETIREMENT DEATH BENEFITS

This Section 4.06 shall apply only to Participants who do not have a Pre-AJCA Benefit. For the comparable provisions that apply to a Participant who has a Pre-AJCA Benefit, see Appendix D.

(a)	If a Participant’s death occurs before payment of his benefit under the Plan begins and he: (1) has not completed at least five Years of Plan Service or (2) terminated employment before attaining age 55 and before his death, his benefit shall be forfeited and no death benefit shall be paid under the Plan with respect to him; provided, however, that if he is listed in Appendix A, and his Spouse satisfies the eligibility criteria set forth in Section E-9.1, such Spouse shall receive the benefit described in Section 4.06(b), below, but only with respect to the Participant’s Grandfathered Benefit.

(b)	If a Participant’s death occurs after he has completed five or more Years of Plan Service but before his termination of employment with the Employer and Affiliates (or before payment of his benefit under the Plan begins, if he terminated employment with the Employer and Affiliates after attaining age 55), and he is survived by a Spouse who is entitled to receive a qualified preretirement survivor annuity under the applicable Qualified Plan, such Spouse shall be entitled to receive a preretirement death benefit under the Plan, commencing on the first day of the month after the Participant’s death (or as soon as practicable thereafter, to the extent permitted under Section 409A of the Code), and calculated as follows:

(1)	If the Participant terminated employment with the Employer and Affiliates on or after his 55th birthday, his Spouse shall receive a preretirement survivor annuity based on his service as an Active Participant, calculated in the same manner as the qualified preretirement survivor annuity payable to such Spouse under Section 7.1(a)(i) of the Retirement Plan or any successor provision thereto (or the comparable provision of the applicable Qualified Plan, if the Retirement Plan is not the applicable Qualified Plan with respect to the Participant). For purposes of determining whether this Section 4.06(b)(1) applies to a Participant, and for purposes of applying Sections 4.01(a)(2) and (3) to determine the amount of the preretirement survivor annuity with respect to a Participant described in this Section 4.06(b)(1), a Participant who dies while employed by the Employer or an Affiliate shall be deemed to have terminated employment on the date of his death.

(2)	If the Participant’s death occurs before his 55th birthday (and before his termination of employment with the Employer and Affiliates), his Spouse shall receive a lump sum payment, calculated as follows:

(A)

First, a preretirement survivor annuity based on his service as an Active Participant, payable as of the first day of the month after the Participant would have attained age 55, shall be calculated in the same manner as the qualified preretirement survivor annuity payable to such Spouse under Section 7.1(a)(ii) of the Retirement Plan or any successor provision thereto (or the comparable provision of the applicable Qualified Plan, if the

Retirement Plan is not the applicable Qualified Plan with respect to the Participant). For purposes of calculating the amounts described in Section 4.01(a)(2) and (3) and the early retirement reduction factors set forth in Sections 4.02(b) and (c) and 4.03(a)(2), as applicable, it shall be assumed that the Participant attained age 55 on the date that he terminated employment; however, this assumption shall not apply for other purposes, such as to increase the Participant’s service or final average pay.

(B)	Second, the preretirement survivor annuity computed under Section 4.06(b)(2)(A) shall be converted to an actuarially equivalent lump sum that is paid as of the first day of the month after the Participant’s death, using the most recent FAS 87 discount rate in effect as of the date of payment and the mortality table that is used in the applicable Qualified Plan as of such date for purposes of calculating the value of an optional form of benefit that is subject to Section 417(e)(3) of the Code.

(c)	If a Participant meets all of the requirements set forth in Section 4.06(b) except that he does not have a Spouse at the time of his death, the benefit set forth in Section 4.06(b) shall be payable to a beneficiary elected by the Participant in accordance with procedures established by the Plan Administrator. The death benefit described in this Section 4.06(c) shall not be paid on behalf of any Participant with respect to whom the Plan Administrator (or its designee) determines there is no valid beneficiary election (on the form designated by the Plan Administrator) on file.

ARTICLE 5. VESTING, NON-COMPETITION AND CHANGE OF CONTROL

This Article 5 is modified with respect to any Participant who has a Pre-AJCA Benefit, as set forth in Appendix D.

5.01.  VESTING

Except as otherwise provided in Section 4.06 or Section 5.02:

(a)	A Participant shall become 100 percent vested in his benefit under the Plan if he attains age 55 before his termination of employment with the Employer and Affiliates and he has five or more Years of Plan Service.

(b)	If a Participant’s employment with the Employer and Affiliates is involuntarily terminated under the circumstances described in Section 5.03(a), then he shall become 100 percent vested in his benefit under the Plan as of such date. Also, if a “Change in Control” (within the meaning of Section E-10.3) occurs, then each Participant listed in Appendix A (to the extent not already vested) shall become 100 percent vested in his Grandfathered CIC Benefit only.

(c)	If a Participant listed in Appendix A terminates employment with the Employer and Affiliates: (1) after he attains age 55 but before he has five Years of Plan Service, or (2) involuntarily for reasons other than Cause before he attains age 55, then he shall become 100 percent vested in his Grandfathered Benefit only.

5.02.  FORFEITURE

(a)	Forfeiture of Benefits. A Participant shall not have any right to a benefit or payment under the Plan if his benefit under the Plan (including any benefit that has otherwise vested pursuant to Section 5.01) is forfeited under Section 5.02(a), (b) or (c), or Section 4.06. A Participant shall forfeit any portion of his benefit under the Plan that is not vested in accordance with the terms of the Plan as of his termination of employment with the Employer and the Affiliates, and such forfeiture shall not be reinstated if he is rehired unless provided otherwise in a resolution adopted by the Committee.

(b)	Termination for Cause. If a Participant’s employment with an Employer or Affiliate is terminated for Cause, his benefits under the Plan shall be automatically and permanently forfeited.

(c)	Competitive Activities, Solicitation, and Disparagement. If the Authorized Party determines that after termination of employment but prior to receiving his entire Vested Benefit and without the express prior written consent of the Authorized Party, a Participant directly or indirectly, individually or as an agent, officer, director, employee, shareholder, partner or in any other capacity whatsoever:

(1)	has engaged, or is engaging, in any activity competitive with or adverse to the Employer’s or Affiliate’s businesses or in the sale, distribution, production, or attempted sale, distribution or production, of any goods, products or services then sold or being developed by any Employer or Affiliate;

(2)	personally engages in Competitive Activities or works for, owns, manages, operates, controls, or participates in the ownership, management, operation or control of, or provides consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities (provided that the Participant’s purchase or holding, for investment purposes, of securities of a publicly traded company shall not constitute “ownership” or “participation in ownership” for purposes of this Section 5.02(c)(2) so long as the Participant’s equity interest in any such company is less than a controlling interest);

(3)	solicits, induces, or attempts to induce any of the Company’s or an Affiliate’s employees to leave the employ of such Company or Affiliate;

(4)	makes disparaging remarks with respect to the Company, an Affiliate, any of the Company’s or Affiliates’ products or businesses, or any of the Company’s or Affiliates’ employees, directors, consultants, independent contractors, or other service providers;

(5)	communicates or reveals any secret or confidential information, knowledge, or data related to the Company or an Affiliate, and their respective businesses, except to the extent that the right to make such a communication or revelation is expressly protected by applicable law; or

(6)	otherwise violates the Company’s Code of Conduct in a manner that the Authorized Party determines to be materially and demonstrably injurious to the Company,

such Participant’s benefits under the Plan shall be automatically and permanently forfeited and payment of such benefits to the Participant or any other person, if commenced, shall cease.

For purposes of this Section 5.02(c), “Competitive Activity” shall mean a business activity relating to products or services of the same or similar type as the products or services that (x) are sold (or, pursuant to an existing business plan, will or might be sold) to paying customers of the Company or an Affiliate; and (y) for which the Participant had responsibility to plan, develop, manage, market, or oversee within the prior 24 months or within the 24 months preceding his termination of employment the Company and Affiliates.

5.03.  CHANGE OF CONTROL

(a)	Notwithstanding anything to the contrary in Section 4.04, if a Participant’s employment with the Employer and Affiliates is involuntarily terminated within 24 months after the date of a Change of Control for reasons other than Cause and he was an Active Participant on the date of the Change of Control, his Vested Benefit shall be paid to him in the form of a single lump sum on the date described in Section 4.04(a), with the amount of the payment being adjusted as described in Section 4.04(a), except that the interest rate for the delay described in Section 4.04(a) shall be the rate set forth in Section 5.03(b)(2)(A). A Participant who receives the lump sum payment described in this Section 5.03(a) shall not be eligible to receive any other benefit under the Plan.

(b)	The amount of the lump sum payment described in Section 5.03(a) shall be computed as follows:

(1)	First, the Participant’s Vested Benefit shall be calculated as a single-life annuity.

(A)	For a Participant who terminates employment on or after his 55th birthday, such single-life annuity shall be calculated in accordance with Sections 4.01 and 4.02, or Section 4.03, as applicable, except that the Grandfathered Benefit for any Participant listed in Appendix A shall be replaced with his Grandfathered CIC Benefit.

(B)	For a Participant who terminates employment before his 55th birthday, such single life annuity shall be calculated in accordance with Sections 4.01 and 4.02, or Section 4.03, as applicable, except that—

(i)	The amount determined under Sections 4.01(a)(2) (i.e., the offset for Qualified Plan benefit) and 4.01(a)(3) (i.e., the offset for benefits under plans listed in Appendix C) shall be determined by replacing the phrase “beginning on the first day of the month coincident with or next following his termination of employment” with “beginning on the first day of the month coincident with or next following his 55th birthday;”

(ii)	The amount determined under Section 4.02(b)(2) (i.e., the Rule of 80 reduction for early termination, if applicable) shall be determined by replacing the phrase “the first day of the month coincident with or next following his termination of employment” with “the first day of the month coincident with or next following his 55th birthday;”

(iii)	The amount determined under Section 4.02(c) (i.e., the reduction for early termination for Participants who do not satisfy the Rule of 80, if applicable) shall be determined by replacing the assumed commencement date described in Section 4.02(c)(2) with the first day of the month coincident with or next following his 55th birthday (even though the actual commencement date is the date referenced in Section 5.03(a));

(iv)	The adjustments described in Sections 5.03(b)(1)(B)(ii) and (iii) shall apply for purposes of the calculation described in Section 4.03(a)(2)(A));

(v)	The Grandfathered Benefit for any Participant listed in Appendix A (as referenced in Section 4.03(a)(2)(B)) shall be replaced with his Grandfathered CIC Benefit;

(vi)	The amount described in Section 4.03(a)(2)(C)(ii) (i.e., the reduced Ongoing-SERP Benefit) shall be replaced with the modified “Pre-Age 55 Benefit” described in Section E-10.3(a).

(2)	Second, the single-life annuity computed under Section 5.03(b)(1) shall be converted to an actuarially equivalent lump sum amount that is paid as of the first day of the month coincident with or next following his termination of employment, using the mortality table that is used in the applicable Qualified Plan as of such date for purposes of calculating the value of an optional form of benefit that is subject to Section 417(e)(3) of the Code and the following interest rate:

(A)	If the Participant is not listed in Appendix A, then the interest rate shall be the most recent FAS 87 discount rate in effect as of the first day of the month coincident with or next following his termination of employment.

(B)	If the Participant is listed in Appendix A, then the interest rate shall be (i) the rate described in Section E-10.3 for his Grandfathered CIC Benefit and (ii) the rate described in Section 5.03(b)(2)(A) for the portion (if any) of his Vested Benefit that exceeds the value of his Grandfathered CIC Benefit.

(c)	A “Change of Control” shall mean, except as provided in Section 5.03(d) (relating to a Merger of Equals):

(1)	The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the Outstanding Company Common Stock or (ii) the Outstanding Company Voting Securities; provided, however, that for purposes of this Section 5.03(c)(1), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 5.03(c)(3); or

(2)	Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board of Directors; or

(3)	Consummation of a Business Combination unless, following such Business Combination: (i) all or substantially all of the individuals and entities that were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Resulting Corporation in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Resulting Corporation and its affiliates or any employee benefit plan (or related trust) of the Resulting Corporation and its affiliates) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of the Resulting Corporation except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and (iii) at least a majority of the members of the Resulting Board were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(d)

Notwithstanding anything to the contrary in Section 5.03(c), a transaction or event described in Section 5.03(c) shall not constitute a “Change of Control” if the conditions of a Merger of Equals are met at all times from the date of the transaction or event until the first anniversary of such transaction or event. If the conditions of a Merger of Equals are met at the time of the transaction or event, but cease to be met prior to the first anniversary of such transaction or event, then such transaction or event shall constitute a Change of Control as of the date the conditions of a Merger of Equals cease to be met. For purposes of this Section 5.03(d), the requirements of a “Merger of Equals” are that:

(1)	the event or transaction is a Business Combination;

(2)	at least 50 percent of the members of the Resulting Board are individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; and

(3)	either (A) the position of chief executive officer of the Resulting Corporation is occupied by an individual who was employed by the Company immediately before such Business Combination, or (B) a majority of the leadership positions reporting directly to the chief executive officer of the Resulting Corporation are occupied by individuals who were employed by the Company immediately before such Business Combination.

(e)	If a Participant listed in Appendix A terminates employment voluntarily or involuntarily (for any reason other than Cause) within 24 months after an event that constitutes a Change in Control within the meaning of Section E-10.3 and he does not qualify for the lump sum payment described in Section 5.03(a) (e.g., because he terminates employment voluntarily or a Change of Control within the meaning of Section 5.03(c) has not occurred), his Grandfathered CIC Benefit shall be paid to him in the form of a single lump sum (determined using the Actuarial Present Value assumptions set forth in Section E-10.3) on the date described in Section 4.04(a) (with the amount of the payment being adjusted as described in Section 4.04(a)).

(f)	For purposes of Section 5.03:

(1)	“Business Combination” shall mean a reorganization, merger, statutory share exchange or consolidation, or similar corporate transaction involving the Company or any of its subsidiaries, or a sale or other disposition of all or substantially all of the assets of the Company.

(2)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(3)	“Grandfathered CIC Benefit” shall mean the amount set forth in Appendix A. (Persons not listed in Appendix A do not have a Grandfathered CIC Benefit.) A Participant’s Grandfathered CIC Benefit is based on the annual benefit he would have received under the terms of the Pre-2004 Plan if a Change in Control (within the meaning of Section E-10.3) had occurred less than 24 months prior to December 31, 2004 and he had terminated employment on December 31, 2004, if such benefit were paid in the form of a single-life annuity commencing on the first day of the month coincident with or next following his 62nd birthday.

(4)

“Incumbent Board” shall mean the Board of Directors as of January 29, 2004, (the “Incumbent Board”); provided, however, that any individual becoming a director subsequent to January 29, 2004 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(5)	“Person” shall mean any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

(6)	“Resulting Board” shall mean the board of directors of the Resulting Corporation.

(7)	“Resulting Corporation” shall mean the corporation resulting from a Business Combination (including a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

(8)	“Outstanding Company Common Stock” shall mean outstanding shares of the common stock of the Company as of the acquisition described in Section 5.03(c)(1).

(9)	“Outstanding Company Voting Securities” shall mean outstanding voting securities\ of the Company entitled to vote generally in the election of directors as of the acquisition described in Section 5.03(c)(1).

ARTICLE 6. PLAN ADMINISTRATION

6.01.	PLAN ADMINISTRATOR

(a)	The fiduciaries appointed by the Chief Executive Officer to administer the Retirement Plan shall also administer this Plan, unless the Chief Executive Officer appoints different fiduciaries to administer this Plan.

(b)	The Plan Administrator shall adopt such procedures and rules as it deems necessary or advisable to administer the Plan, including providing a claims procedure to provide adequate notice to any Participant or beneficiary whose claim is denied setting forth the specific reasons for a denial, written in a manner calculated to be understood by such person and offering a reasonable opportunity for a full and fair review of such denial by the appropriate named fiduciary. In the absence of a separate written claims procedure, the claims procedure under the Retirement Plan shall apply under the Plan.

(c)	Any fiduciary under this Plan may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.

(d)	All costs and expenses and fees of the Plan Administrator shall be borne by the Employer, which also shall bear all other costs and expenses incurred in administering the Plan.

6.02.	INCORPORATION OF CERTAIN PROVISIONS OF ERISA

To the extent the Plan is not subject to the provisions of Part 4 of Title I of ERISA, the provisions of Part 4 of Title I of ERISA other than Section 403 shall be incorporated by reference as part of this Plan to define and govern the actions of the fiduciaries hereafter.

6.03.	INTERPRETATIONS

All interpretations pertaining to facts or provisions of the Plan made by the Plan Administrator, the Authorized Party, or the Committee shall be made in the complete and exclusive discretion of the Committee, the Plan Administrator, or the Authorized Party, as applicable, and shall be binding and conclusive on all parties. The Plan Administrator shall have the complete and exclusive discretion to resolve ambiguities and inconsistencies in the language of the Plan and to supply omissions in the language of the Plan.

6.04.	ELECTIONS AND DESIGNATIONS

All elections and designations that Participants are required or permitted to make under the Plan shall be made in writing or electronically in the form prescribed by the Plan Administrator (or its designees).

6.05.	FUNDING POLICY

The Plan shall be unfunded and the benefits due under the Plan shall be payable, when due, from the general assets of the Employer or, in the sole discretion of the Plan Administrator, from the assets of a specified trust, the assets of which shall be subject to the claims of the unsecured creditors of the Employer. The Plan shall not be funded through a trust or other arrangement described in Section 409A(b)(1) of the Code and no assets of the Company or any Affiliate shall become restricted in the manner described in Section 409A(b)(2) of the Code in connection with a change in the financial health of the Company or any Affiliate, as described in Section 409A(b)(2) of the Code.

ARTICLE 7. AMENDMENT, MERGER, AND TERMINATION OF PLAN

7.01.	AMENDMENT OF THE PLAN

(a)	The Company reserves the right, at any time and from time to time, to amend in whole or in part, either retroactively or prospectively, any or all of the provisions of this Plan without the consent of any Participant or beneficiary hereunder; provided, however, that—

(1)	No amendment shall have any retroactive effect to deprive any Participant of his vested interest already accrued, except an amendment that the Company deems necessary or appropriate: (A) to conform the Plan to mandatory provisions of applicable federal or state laws, regulations, or rulings or to secure or maintain favorable tax treatment of amounts deferred under the Plan; or (B) to conform the Plan to the requirements of the AJCA and Section 409A of the Code.

(2)	No amendment shall be made to the Plan that would constitute or result in a “material modification” of the Plan (within the meaning of Section 885(d)(2)(B) of the AJCA) with respect to Pre-AJCA Benefits unless, and only to the extent that, such amendment or other action expressly states that it is intended to constitute a “material modification” of the Plan with respect to such amounts. Unless expressly provided otherwise, any amendment or other action that would be deemed to constitute a “material modification” with respect to such Pre-AJCA Benefits shall be null and void (to the extent that such amendment or other action constitutes a “material modification”).

(b)	Any amendment of this Plan may be enacted by written resolution of the Board of Directors. In addition, the Chairman of the Board of Directors, the Chief Executive Officer, the President of the Company, and the Senior Vice President of the Company with responsibility for Human Resources may make any amendment in writing which: (1) may be necessary or desirable to improve the administration of the Plan, so long as the amendment does not materially affect the substance of the Plan or the level of benefits it provides; or (2) may be required to comply with various federal or state laws (including Section 409A of the Code).

7.02.	TERMINATION OF THE PLAN

(a)	The Company expects to continue the Plan and any corresponding trust indefinitely but reserves the right to terminate either or both at any time in whole or in part without the consent of any Participant, surviving spouse, joint annuitant, alternate payee or beneficiary hereunder. Such termination shall be effected by resolution of the Board of Directors.

(b)	Unless expressly permitted under guidance of general applicability interpreting Section 409A of the Code, termination of the Plan shall not result in an acceleration of payment of benefits under the Plan.

7.03.	DESIGN DECISIONS

Decisions regarding the design of the Plan shall be made in a settlor capacity and shall not be governed by the fiduciary responsibility provisions of ERISA as applied to the Plan pursuant to Section 6.02. The act of modifying, altering, amending, or terminating the Plan and any corresponding trust shall be taken on behalf of the Company as employer, sponsor of the Plan, and settlor of any trust, and shall not be construed under any circumstances as an act taken in a fiduciary capacity under or with respect to the Plan.

ARTICLE 8. MISCELLANEOUS PROVISIONS

8.01.	EMPLOYMENT RIGHTS NOT AFFECTED BY PLAN

The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Employer and any employee. Nothing herein contained shall be deemed to give to any employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge any employee at any time; nor shall it be deemed to give the Employer the right to require the employee to remain in its employ or to interfere with the employee’s right to terminate his employment.

8.02.	INTEGRATION CLAUSE

No Participant, surviving spouse, beneficiary, alternate payee, or any other person shall be entitled to or have any vested right in or claim to a benefit under the Plan, except as expressly provided herein. The Employer may from time to time issue to Participants one or more booklets or brochures or make presentations summarizing the Plan. In the event of any conflict between the terms of the Plan document and any trust agreement and the terms of any such booklets, brochures, and presentations summarizing the Plan, the terms of the Plan document and any trust agreement shall control.

8.03.	LIABILITY LIMITED

Except as and to the extent otherwise provided by applicable law, no liability shall attach to or be incurred by the shareholders, directors, officers, or employees of the Company under or by reason of any of the terms and conditions contained in the Plan or in any of the contracts procured pursuant thereto or implied therefrom.

8.04.	OVERPAYMENTS

If any overpayment of benefits is made under the Plan, the amount of the overpayment may be set off against further amounts payable to or on account of the person who received the overpayment until the overpayment has been recovered. The foregoing remedy is not intended to be exclusive.

8.05.	INCAPACITY AND MINOR STATUS

If any person is a minor or unable to care for his affairs because of illness or accident, unless a duly qualified guardian or other legal representative has been appointed, any payment due from the Plan to that person may be paid, for the benefit of such person, to his spouse, parent, brother, sister, or other person deemed by the Plan Administrator to have incurred expenses for such person. Such payment, to the extent thereof, shall discharge all liability for such payment under the Plan.

8.06.	ASSIGNMENT AND LIENS

(a)	Nonalienability of Benefits. Except as otherwise provided in Section 8.06(b), the right of any person to any benefit or payment under the Plan shall not be subject to alienation, transfer, assignment, or encumbrance, or otherwise subject to lien, and any such attempt to alienate, transfer, assign, or encumber any benefit or payment under the Plan shall be null and void.

(b)

Exception for Qualified Domestic Relations Orders. Section 8.06(a) shall not apply to payments made pursuant to a qualified domestic relations order applicable to this Plan. Any domestic relations order shall be subject to the terms of the applicable Qualified Plan with respect to such orders; provided that all qualified domestic relations orders shall be construed and executed in a manner consistent with the terms of the Plan and Section 409A of the Code.

8.07.	WITHHOLDING TAXES

The Plan Administrator may make any appropriate arrangements to deduct from all amounts paid under the Plan, or to collect any taxes reasonably determined to be required to be withheld under applicable laws. To the extent that taxes are not withheld, and irrespective of whether withholding is required, the Participant, surviving spouse, beneficiary, or alternate payee, as the case may be, shall bear all taxes on amounts paid under the Plan and on any other income resulting from the operation of the Plan.

8.08.	TITLES AND HEADINGS NOT TO CONTROL

The titles to articles and the headings of sections, subsections, paragraphs, and clauses in the Plan are placed herein for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

8.09.	GOVERNING LAW AND LIMITATION ON ACTIONS

(a)	The Plan shall be construed, administered, and regulated in accordance with the provisions of federal law, and, to the extent not preempted thereby, in accordance with the laws of the State of Connecticut, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

(b)	No claim for non-payment or underpayment of benefits allegedly owed by the Plan (regardless of whether such benefits are allegedly due under the terms of the Plan or by reason of any law) may be filed in court until the claimant has exhausted the claims review procedures established in accordance with Section 6.01(b). Claims for underpayment of benefits must be filed in a court with jurisdiction to hear the claim no later than 36 months after the date when the distribution of the benefit commenced. Claims for non-payment of benefits must be filed in a court located with jurisdiction to hear the claim no later than 36 months after the date when the first payment was allegedly due. The running of the 36 month limitations period shall be suspended during the time that any request for review of the claim pursuant to Section 6.01(b) is pending before the Plan Administrator. The foregoing limitations period is expressly intended to replace and to supersede any limitations period that might otherwise be deemed applicable under state or federal law in the absence of this Section 8.09. Claims filed after the expiration of the limitations period prescribed by this Section 8.09 shall be deemed to be time-barred.

8.10.	CLASS ACTION FORUM SELECTION CLAUSE

(a)	To the fullest extent permitted by law, any putative class action lawsuit brought in whole or in part under Section 502 of ERISA or any successor provision or under state law and relating to the Plan, the administration of the Plan, the trust (if any), or the performance or non-performance of Plan fiduciaries or administrators shall be filed in one of the following jurisdictions: (1) the jurisdiction in which the Plan is principally administered; or (2) the jurisdiction in which the largest number of putative class members resides (or if that jurisdiction cannot be determined, the jurisdiction in which the largest number of class members is reasonably believed to reside).

(b)	If any putative class action within the scope of Section 8.10(a) is filed in a jurisdiction other than one of those described in Section 8.10(a), or if any non-class action filed in such a jurisdiction is subsequently amended or altered to include class action allegations, then the Plan, any Plan affiliates, and all alleged Plan participants shall take all necessary steps to have the action removed to, transferred to, or re-filed in a jurisdiction described in Section 8.10(a). Such steps may include, but are not limited to: (1) a joint motion to transfer the action; or (2) a joint motion to dismiss the action without prejudice to its re-filing in a jurisdiction described in Section 8.10(a), with any applicable time limits or statutes of limitations applied as if the suit or class action allegation had originally been filed or asserted in a jurisdiction described in Section 8.10(a) at the same time that it was filed or asserted in a jurisdiction not described therein.

(c)	This forum selection provision is waived if no party invokes it within 120 days of the filing of a putative class action or the assertion of class action allegations.

(d)	This Section 8.10 does not relieve the Plan or any putative class member of any obligation existing under the Plan or by law to exhaust administrative remedies (including the applicable claims procedures) before initiating litigation or to comply with the limitation of actions provision set forth in Section 8.09(b).

8.11.	SEVERABILITY

If any provision of the Plan should be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

8.12.	COMPLETE STATEMENT OF PLAN

This document is a complete statement of the Plan.

IN WITNESS WHEREOF the undersigned has executed this statement of the Plan.

/s/ John A. Luke, Jr.
John A. Luke, Jr. Chairman and Chief Executive Officer

APPROVALS

LAW DEPARTMENT

FILED: February 28, 2006

By	/s/ John J. Carrara
John J. Carrara Assistant Secretary & Associate General Counsel

/s/ Wendell L. Willkie, II
Wendell L. Willkie, II Senior Vice President, General Counsel and Corporate Secretary

APPENDIX A

PARTICIPANTS WHO PARTICIPATED IN THE PRE-2004 PLAN BUT

DID NOT ACCRUE PRE-AJCA BENEFITS

Participant	Appendix A Service (Years of Service Through December 31, 2003)*	Grandfathered Benefit (Expressed as an Annual Single-Life Annuity Beginning at Age 62)**	Grandfathered CIC Benefit (Expressed as an Annual Single-Life Annuity Beginning at Age 62)***
Mark T. Watkins	3.083	$54,306	$82,333
William J. Biedenham	5.417	$79,831	$97,623
Neil A. McLachlan	4.917	$19,133	$58,969
Robert A. Feeser	3.583	$0[1]	$0[1]
Peter H. Vogel, Jr.	7.000	$0[2]	N/A2
Gary M. Curtis[3]	21.500	$17,374	N/A
James C. Tyrone[3]	13.750	$14,730	N/A

*	As set forth in Sections 4.03(b)(2) and 5.03(f)(3), although Appendix A Service refers only to service through December 31, 2003, the Grandfathered Benefit and Grandfathered CIC Benefit are based on the benefit the Participant would have received if he had terminated employment voluntarily on December 31, 2004.

**	The Grandfathered Benefit (if vested) shall be paid in an actuarially equivalent lump sum, determined in accordance with Section 4.04(c)(1), at the time set forth in Section 4.04(c).

***	If a Participant listed in this Appendix A terminates employment under the circumstances described in Section 5.03(a), his Grandfathered CIC Benefit shall be paid in an actuarially equivalent lump sum, determined in accordance with Section 5.03(b)(2)(B), at the time set forth in Section 5.03(a). If he terminates employment under the circumstances described in Section 5.03(e), his Grandfathered CIC Benefit shall be paid in an actuarially equivalent lump sum, determined in accordance with Section 5.03(e), at the time set forth therein.

[1]	Mr. Feeser’s age as of December 31, 2004, was 43.25 years. As a result of the reduction described in Section E-5.2(a), if Mr. Feeser had terminated employment involuntarily on December 31, 2004, his benefit under the terms of the Pre-2004 Plan would have been $0.

[2]	Mr. Vogel terminated employment involuntarily (not for Cause) before age 55 on May 1, 2005, as a result of the Company’s divestiture of its Papers group. Although Mr. Vogel is eligible to receive his Grandfathered Benefit in a lump sum on the first day of the month coincident with or next following his 62nd birthday, the amount of such Grandfathered Benefit is $0 because the amount of the offsets described in Section E-3.2(b) and (c) is greater than the amount described in Section E-3.2(a).

[3]	Messrs. Curtis and Tyrone terminated employment involuntarily (not for Cause) before age 55 on May 1, 2005, as a result of the Company’s divestiture of its Papers group. As set forth in Sections 5.01(c), 4.04(c), and E-5 of the Plan, each shall receive his Grandfathered Benefit (but no additional benefit) in an actuarially equivalent lump sum on the first day of the month coincident with or next following his 62nd birthday.

APPENDIX B

PARTICIPANTS WHO BECAME ACTIVE PARTICIPANTS ON

JANUARY 29, 2004 WITH PAST SERVICE CREDITS

Participant	Years of Plan Service Before January 2004
John A. Luke	15.000
James A. Buzzard	6.000
Wendell L. Willkie, II	7.833
Linda V. Schreiner	3.167
Rita V. Foley	4.583
James M. McGrane	5.500
Benjamin F. Ward	2.250
Richard N. Burton	5.500
David A. Reinhart	1.833
Daniel J. McIntyre*	0.750

*	Mr. McIntyre has since terminated employment with the Employer and Affiliates with fewer than five Years of Plan Service. Pursuant to Section 5.02(a) of the Plan, he therefore does not have a right to any benefit or payment under the Plan.

APPENDIX C

NONQUALIFIED DEFERRED COMPENSATION PLANS WHOSE

BENEFITS OFFSET BENEFITS UNDER THIS PLAN

1. The Mead Corporation Section 415 Excess Benefit Plan

2. The Mead Corporation Excess Earnings Benefit Plan

3. Westvaco Corporation Excess Benefit Plan

4. Westvaco Corporation Retirement Income Restoration Plan

5. MeadWestvaco Corporation Retirement Restoration Plan

APPENDIX D

PROVISIONS FOR PARTICIPANTS WITH PRE-AJCA BENEFITS

D-1.	APPLICABILITY

D-1.01.	This Appendix D applies only to Participants who have Pre-AJCA Benefits, as set forth in Section D-3.01 (referred to as “Appendix D Participants”). To have a Pre-AJCA Benefit, an individual must be listed in Section D-3.01 and must have had a vested benefit under the applicable Qualified Plan and attained age 55 before January 1, 2005.

D-1.02.	This Appendix D is intended to preserve the rights and features provided under the Pre-2004 Plan with respect to Pre-AJCA Benefits and shall be interpreted in a manner consistent with this intent. With respect to such Pre-AJCA Benefits, the Plan shall not be “materially modified” (within the meaning of Section 885(d)(2)(B) of the AJCA), whether by amendment to the Plan or otherwise, unless (and only to the extent that) the amendment or other action that would materially modify the Plan expressly states that it is intended to constitute a “material modification” of the Plan with respect to such amounts. Unless expressly stated otherwise, any amendment or other action that would be deemed to constitute a “material modification” with respect to Pre-AJCA Benefits shall be null and void.

D-2.	DEFINITIONS

For purposes of this Appendix D, capitalized terms shall have the meaning set forth in Section 2.01 of the Plan. In addition, the term “Post-AJCA Benefit” shall mean the benefit described in Section D-3.02.

D-3.	AMOUNT OF BENEFITS

An Appendix D Participant shall receive his Pre-AJCA Benefit and his Post-AJCA Benefit.

D-3.01.	Pre-AJCA Benefit shall mean the portion (if any) of a Participant’s Grandfathered Benefit that was “deferred” (i.e., “earned and vested”) on or before December 31, 2004 and earnings on such amount, determined in accordance with this Section D-3.01 and Section 885(d) of the AJCA and Section 409A of the Code. A Participant’s Pre-AJCA Benefit shall not include any benefits accrued under the terms of the Plan in effect since January 29, 2004; all benefits accrued under the terms of the Plan in effect since January 29, 2004 shall be subject to Section 409A of the Code. All vested benefits under the Pre-2004 Plan for Inactive Participants who terminated employment before January 29, 2004 are Pre-AJCA Benefits.

The chart below shows the Pre-AJCA Benefit (expressed as a lump sum determined as of December 31, 2004, based on an interest rate of 5.06 percent and the mortality assumptions set forth in the 1994 Group Annuity Reserving Table as published in Rev. Rul. 2001-62); Grandfathered Benefit (expressed as an annual single-life annuity beginning as of the first day of the month coincident with or next following his termination of employment); and Years of Appendix A Service for each Appendix D Participant who is an Active Participant as of January 29, 2004:

Participant	Appendix A Service (Years of Service Through December 31, 2003)	Grandfathered Benefit (Annual Single-Life Annuity)	Pre-AJCA Benefit (Lump Sum)
Dr. James C. Goldfrank	9.417	$174,399	$2,161,469

After December 31, 2004, the Pre-AJCA Benefit in the chart above shall accrue interest at a rate of 5.06 percent per year until it is paid in full.

Unless he was an Inactive Participant as of January 29, 2004, any Participant not listed above shall not have a Pre-AJCA Benefit and shall not have the rights of an Appendix D Participant. The chart below lists each Inactive Participant as of January 29, 2004, his benefit (which is a Pre-AJCA Benefit, expressed as a annual single-life annuity), and his benefit commencement date:

Participant	Benefit (Annual Sin gle- Life Annuity)	Benefit Commencement Date
Robinson	$17,408	December 1, 2014
Rosetti	$60,245	February 1, 2008
Simpson	$110,162	September 1, 2003
Snowball	$26,247	September 1, 2016

D-3.02.	Post-AJCA Benefit. The amount of an Appendix D Participant’s Post-AJCA Benefit, expressed as an annual single-life annuity, shall equal the benefit calculated under Section 4.03 of the Plan (treating him as if he were listed in an Appendix A), minus his Pre-AJCA Benefit (expressed as an actuarially equivalent single life annuity commencing on the date as of which his Post-AJCA Benefit commences). For purposes of calculating an Appendix D Participant’s Post-AJCA Benefit, actuarial equivalence shall be determined using the same assumptions as were used to calculate the Pre-AJCA Benefit set forth in Section D-3.01.

No Post-AJCA Benefit shall be payable to, or on behalf of, any individual who is not an Active Participant on or after January 1, 2005.

D-4.	TIMING AND FORM OF PAYMENT

D-4.01.	Time and Form of Payment of Pre-AJCA Benefit. An Appendix D Participant’s Pre-AJCA Benefit shall commence (a) at the time and in the form set forth in Section E-3.3 (if he terminates employment with the Employer and Affiliates at age 62 or older) or (b) at the time and in the form set forth in Section E-4.3 (if he terminates employment with the Employer and Affiliates before age 62). To the extent permitted under Section E-7 and Sections E-3.3 and E-4.3 (as applicable), an Appendix D Participant may elect to receive his Pre-AJCA Benefit in one of the optional forms set forth in Section E-7.2.

D-4.02.	Time and Form of Payment of Post-AJCA Benefit. An Appendix D Participant’s Post-AJCA Benefit shall commence on the date set forth in Section

4.04(a) of the Plan (with the first payment being adjusted as described in Section 4.04(a)) and shall be paid in the following forms:

(a)	The portion (if any) of his Grandfathered Benefit that exceeds the value of his Pre-AJCA Benefit shall be paid in a lump sum, determined using the assumptions described in Section 4.04(c)(1) of the Plan; and

(b)	The portion of his Post-AJCA Benefit that exceeds the value of his Grandfathered Benefit shall be paid in the form set forth in Section 4.04(c)(2) of the Plan (as if he were listed in Appendix A).

D-5.	DISABILITY

Section 4.05 of the Plan shall apply with respect to any Appendix D Participant. If an Appendix D Participant terminates employment as a result of becoming Totally and Permanently Disabled, he shall receive the benefit set forth in Section D-3, at the time and in the form set forth in Section D-4.

D-6.	DEATH

D-6.01.	Death Benefit with Respect to Pre-AJCA Benefit.

(a)	If an Appendix D Participant dies before payment of his Pre-AJCA Benefit commences and he is survived by his Spouse, his Spouse shall receive the Spousal Survivor Benefit set forth in Section E-9, except that the amount described in Section E-9.2 shall be of Actuarial Equivalent Value (within the meaning of Section E-9.2) to the Appendix D Participant’s Pre-AJCA Benefit (as opposed to the “single life annuity computed with respect to the deceased Participant pursuant to subsection 3.1, 4.1 or 5.1, whichever is applicable”).

(b)	If an Appendix D Participant begins receiving his Pre-AJCA Benefit at the time and in the form described in Section E-4.3 and dies before he receives his entire Pre-AJCA Benefit, his Beneficiary (within the meaning of Section E-8.3) shall receive the Death Benefit set forth in Section E-8, except that the term “Early Benefit” shall be replaced with “Pre-AJCA Benefit” each time it appears. The death benefit described in this Section D-6.01(b) shall not be payable on behalf of any Appendix D Participant who, pursuant to Section E-7, elects to receive his benefit in an optional form.

D-6.02.	Death Benefit with Respect to Post-AJCA Benefit.

(a)	If an Appendix D Participant dies before payment of his Post-AJCA Benefit commences and he is survived by his Spouse, his Spouse shall receive the preretirement death benefit described in Section 4.06(b)(1) of the Plan, calculated based on his Post-AJCA Benefit (as opposed to his full benefit under the Plan or his Pension or Accrued Benefit (each within the meaning of the applicable Qualified Plan)).

(b)

If an Appendix D Participant dies before payment of his Post-AJCA Benefit commences and he is not survived by a Spouse, his beneficiary (if any) shall receive the preretirement death benefit described in Section 4.06(c) of the Plan, calculated based on his Post-AJCA Benefit (as opposed to his full benefit under the Plan or his Pension or Accrued Benefit (each within the meaning of the applicable Qualified Plan)).

D-7.	FORFEITURE

D-7.01.	Forfeiture of Pre-AJCA Benefit. The “Competition” and “Termination for Cause” provisions set forth in Sections E-10.1 and E-10.2 shall apply with respect to an Appendix D Participant’s Pre-AJCA Benefit.

D-7.02.	Forfeiture of Post-AJCA Benfeit. The forfeiture provisions set forth in Section 5.02 of the Plan shall apply only with respect to an Appendix D Participant’s Post-AJCA Benefit.

D-8.	CHANGE OF CONTROL

D-8.01.	Effect of Change of Control on Pre-AJCA Benefit. In case of a “Change in Control” within the meaning of Section E-10.3, the provisions set forth in Section E-10.3 shall apply only with respect to an Appendix D Participant’s Pre-AJCA Benefit (as opposed to the “Plan Benefit” described in Section E-10.3).

D-8.02.	Effect of Change of Control on Post-AJCA Benefit. In case of a “Change of Control” within the meaning of Section 5.03(c) of the Plan, the provisions set forth in Section 5.03 of the Plan shall apply only with respect to an Appendix D Participant’s Post-AJCA Benefit (as opposed to his entire Vested Benefit).

D-9.	OTHER SPECIAL PROVISIONS

Unless provided otherwise in this Appendix D, all rights and features set forth in the Pre-2004 Plan shall be preserved with respect to Pre-AJCA Benefits, except that the right to an ECAP Credit in Lieu of a Distribution (as set forth in Section E-10.5) shall be available only if the required election was made before January 1, 2005.

APPENDIX E: TERMS OF THE PRE-2004 PLAN

TABLE OF CONTENTS

E-1.	GENERAL		E-1
	E-1.1	History and Effective Date	E-1
	E-1.2	Purpose of Plan	E-1
	E-1.3	Purpose of Appendix E	E-1
	E-1.4	Plan Funding and Administration	E-1
	E-1.5	Applicable Law	E-2
	E-1.6	Gender and Number	E-2
	E-1.7	Assignment	E-2
	E-1.8	Notices	E-2

E-2.	PARTICIPATION		E-2
	E-2.1	Eligibility for Participation	E-2
	E-2.2	Participation Not Contract of Employment	E-2

E-3.	BASIC BENEFIT		E-3
	E-3.1	Eligibility for Basic Benefit	E-3
	E-3.2	Amount of Basic Benefit	E-3
	E-3.3	Form and Time of Payment of Basic Benefit	E-3
	E-3.4	Final Average Earnings	E-3
	E-3.5	Earnings	E-4
	E-3.6	Other Benefits	E-4

E-4.	EARLY BENEFIT		E-4
	E-4.1	Eligibility for Early Benefit	E-4
	E-4.2	Amount of Early Benefit	E-5
	E-4.3	Form and Time of Payment of Early Benefit	E-5

E-5.	PRE-AGE 55 BENEFIT		E-5
	E-5.1	Eligibility for Pre-Age 55 Benefit	E-5
	E-5.2	Amount of Pre-Age 55 Benefit	E-5
	E-5.3	Form and Time of Payment of Pre-Age 55 Benefit	E-5
	E-5.4	Involuntary Termination	E-6
	E-5.5	Termination for Cause	E-6

E-6.	DISABILITY BENEFIT		E-7
	E-6.1	Eligibility for Disability Benefit	E-7
	E-6.2	Amount of Disability Benefit	E-7
	E-6.3	Form and Time of Payment of Disability Benefit	E-7

E-7.	OPTIONAL FORMS OF BENEFIT		E-7
	E-7.1	Request for Optional Payment Form	E-7
	E-7.2	Optional Forms of Benefit Payment	E-7
	E-7.3	Limitations on Optional Forms of Payment	E-8

E-8.	DEATH BENEFIT		E-8
	E-8.1	Eligibility for Death Benefit	E-8
	E-8.2	Amount of Death Benefit	E-8
	E-8.3	Beneficiary	E-8
E-9.	SPOUSAL SURVIVOR BENEFIT		E-9
	E-9.1	Eligibility for Spousal Survivor Benefit	E-9
	E-9.2	Amount of Spousal Survivor Benefit	E-9
	E-9.3	Form and Time of Payment of Spousal Survivor Benefit	E-9
	E-9.4	Reduction for Spousal Survivor Benefit	E-9
E-10.	SPECIAL PROVISIONS AFFECTING PAYMENT OF BENEFITS		E-10
	E-10.1	Competition	E-10
	E-10.2	Termination for Cause	E-10
	E-10.3	Payments After a Change in Control	E-10
	E-10.4	Emergency Payments	E-13
	E-10.5	ECAP Credit in Lieu of Distribution	E-13
	E-10.6	Payment to Incapacitated Persons	E-14
	E-10.7	Withholding	E-14
E-11.	DISPUTE RESOLUTION		E-14
	E-11.1	Claims Procedures	E-14
	E-11.2	Records, Data and Information	E-14
E-12.	AMENDMENT AND TERMINATION		E-14
	E-12.1	Amendment and Termination	E-14
	E-12.2	Contingencies Affecting the Employers	E-14
	E-12.3	Protected Benefits	E-14

E-ii

E-1.	GENERAL

E-1.1. History and Effective Date. Effective January 1, 1982, The Mead Corporation, an Ohio corporation (“Mead”) established The Mead Corporation Supplemental Executive Retirement Plan, then known as “The Mead Management Income Parity Plan,” (the “Plan”). The Plan was subsequently amended and restated, effective January 1, 1985, amended, effective November 1, 1986, October 1, 1987, October 28, 1989 and February 28, 1991, again amended and restated, effective July 1, 1992, again amended and restated, effective January 1, 1997, and again amended, effective January 25, 2002. Following the transactions described in Section 1.01(a) of the Plan, MeadWestvaco Corporation (“MeadWestvaco”) assumed sponsorship of the Plan. This Appendix E sets forth the provisions of the Plan as in effect on January 28, 2004.

The Plan is intended to be a “top hat plan” (within the meaning of the Employee Retirement Income Security Act of 1974).

E-1.2. Purpose of Plan. The purpose of the Plan is to supplement the amount of the “Pension” (as defined in the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees, which is the successor to The Mead Retirement Plan) payable from the MeadWestvaco Corporation Retirement Plan for Salaried and Non-Bargained Hourly Employees (the “MeadWestvaco Retirement Plan”) to or on account of certain executives of MeadWestvaco or of certain “Affiliates” (as defined below) of MeadWestvaco and, thereby, enhance MeadWestvaco’s ability to:

(a) recruit mid-career executives;

(b) retain and motivate employed executives; and

(c) permit earlier than normal retirement of executives when it is found to be desirable.

The term “Affiliate” means any entity during the period that it is, along with MeadWestvaco, a member of a controlled group of corporations, a controlled group of trades and businesses, an affiliated service group or any other entity designated by the Secretary of the Treasury as described in sections 414(b), 414(c), 414(m), and 414(o), respectively, of the Internal Revenue Code of 1986 (the “Code”). MeadWestvaco and any Affiliate designated by the Compensation and Organizational Development Committee of MeadWestvaco’s Board of Directors (the “Committee”) and employing a “Participant” (as described in subsection E-2.1) hereunder are sometimes referred to below, individually, as an “Employer” and, collectively, as the “Employers.”

E-1.3. Purpose of Appendix E. The purpose of this Appendix E is to set forth the terms of the Plan as in effect on January 28, 2004. This Appendix E shall not be construed in a manner that results in a “material modification” (within the meaning of Section 885(d) of the American Jobs Creation Act of 2004) of the Plan.

E-1.4. Plan Funding and Administration. The benefits payable under the Plan are unfunded and are payable, when due, from the general assets of

MeadWestvaco; provided, however, that MeadWestvaco, in its discretion, may establish or maintain a trust to pay such amounts, which trust shall be subject to the claims of MeadWestvaco’s unsecured general creditors in the event of MeadWestvaco’s bankruptcy or insolvency; and provided, further, that MeadWestvaco shall remain responsible for the payment of any such amounts which are not so paid by any such trust. The Plan shall be administered by the Senior Vice President of MeadWestvaco with responsibility for human resources or such other person as is hereafter named by the Committee (the “Administrator”) who shall have the rights, powers and duties with respect to the Plan that are hereinafter set forth and the authority to establish such rules, regulations and interpretations with respect to the Plan as are reasonably necessary to administer the Plan. Any such rules, regulations and interpretations shall be uniformly applied to all persons similarly situated.

E-1.5. Applicable Law. The Plan will be construed and administered in accordance with the laws of the State of Ohio to the extent that those laws are not preempted by the laws of the United States of America.

E-1.6. Gender and Number. Where the context admits, words in any gender include any other gender, words in the singular will include the plural and words in the plural include the singular.

E-1.7. Assignment. No Plan right or interest of any person under the Plan shall be assignable or transferable, in whole or in part, either directly or otherwise, including without limitation thereto, by execution, levy, attachment, garnishment, pledge or in any other manner, but excluding transfers by reason of death or mental incompetency; no attempted assignment or transfer thereof shall be effective; and no such right or interest shall be liable for, or subject to, any obligation or liability of any Participant or Beneficiary; except that a Participant may direct that payments be made during his lifetime, when due, to a trust established by him and evidenced to the Administrator to be a trust created as a grantor trust within the meaning of section 671 of the Code.

E-1.8. Notices. Any notice required or permitted to be given to any person under the Plan will be properly given if delivered or mailed, postage prepaid, to that person at his last post office address as shown on his Employer’s records. Any notice to the Committee or the Administrator shall be properly given if delivered or mailed, postage prepaid, to the Corporate Secretary of MeadWestvaco Corporation at its principal place of business. Any notice required under the Plan may be waived by the person entitled to notice.

E-2.	PARTICIPATION

E-2.1. Eligibility for Participation. Each individual who was a participant in the Plan on January 29, 2002 shall continue as a Participant, subject to the terms and conditions of the Plan.

Subject to the terms and conditions of the Plan, an individual who has once become a Participant in the Plan shall continue as such, notwithstanding his transfer to employment with an Employer in a non-designated job classification or with an Affiliate.

E-2.2. Participation Not Contract of Employment. The Plan does not constitute a contract of employment and participation in the Plan will not give any employee the right to be retained in the employ of the Employers or Affiliates nor give any person any right or claim to any benefit under the terms of the Plan unless such right or claim has specifically accrued under the terms of the Plan.

E-3.	BASIC BENEFIT

E-3.1. Eligibility for Basic Benefit. If a Participant’s employment with the Employers and the Affiliates is terminated (for a reason other than his death) at or after he has attained age 62 years, he shall be entitled to receive a “Basic Benefit” in an amount determined pursuant to the provisions of subsection E-3.2 and paid in the form and at the time provided in subsection E-3.3.

E-3.2. Amount of Basic Benefit. A Participant’s Basic Benefit is an amount that, when expressed as an annual amount payable as a single life annuity commencing on the first day of the calendar month coincident with or next following the date of his termination of employment, is equal to:

(a) 55 percent of his “Final Average Earnings” (as defined in subsection E-3.4);

REDUCED BY

(b) the amount of the Participant’s “Other Benefits” (as defined in subsection E-3.6); and

FURTHER REDUCED BY

(c) the reduction, if any, required by subsection E-9.4 which relates to “Spousal Survivor Benefits” (as described in subsection E-9.1).

E-3.3. Form and Time of Payment of Basic Benefit. Except as otherwise specifically provided by Section E-7, relating to optional forms of payment, the “Actuarial Present Value” (as defined in the MeadWestvaco Retirement Plan) of the amount of a Participant’s Basic Benefit will be distributed to him in the form of a single, lump sum payment, on or as soon as practicable after the date on which the Participant’s employment with the Employers and the Affiliates is terminated.

E-3.4. Final Average Earnings. The term “Final Average Earnings” means, with respect to any Participant, the average of his annual “Earnings” (as defined in subsection E-3.5) for the highest 3 calendar years of his employment with the Employers (or his average monthly Earnings if less than 3 calendar years of such employment) selected from the 11 calendar years during which he received Earnings commencing with the earlier of the calendar year in which the Participant attains age 62 years or terminates his employment with the Employers and the 10 preceding calendar years. Notwithstanding the foregoing, for purposes of determining the amount of a Spousal Survivor Benefit payable pursuant to Section E-9 on account of a Participant who has not attained age 55 years on the date of his death, it shall be assumed that the amount of his Final Average Earnings is equal to the amount of his “Earnings” (as defined in the MeadWestvaco Retirement Plan) during the calendar year next preceding the year of his death.

E-3.5. Earnings. For any calendar year, the term “Earnings” means, with respect to any Participant, the cash remuneration and the value of property given to him in lieu of cash (without regard to any restriction or risk of forfeiture), payable to him in that year by the Employers in the form of base pay, bonuses, short term incentive compensation and amounts payable in lieu of short term incentive compensation in that year (and any portion of any such amounts deferred by the Participant pursuant to the terms of any deferred compensation arrangement maintained by the Employers). In no event shall a Participant’s Earnings:

(a) include payments from long term incentive compensation plans, stock option plans, stock appreciation rights, severance payments, special agreements, contracts or payments, expense reimbursements or relocation allowances; or

(b) exceed 2 times his base pay.

E-3.6. Other Benefits. The term “Other Benefits” means, with respect to any Participant, the sum of:

(a) 50 percent of the annual primary Social Security benefit payable (or, in the case of a Participant whose benefit is being determined prior to the date he attains age 62 years, estimated by the Administrator, in his absolute discretion, to be payable) to the Participant at age 62;

(b) the annual amounts (expressed as single life annuities) determined to be payable to the Participant under The MeadWestvaco Retirement Plan, The Mead Corporation Section 415 Excess Benefit Plan, The Mead Corporation Excess Earnings Benefit Plan, and the MeadWestvaco Corporation Retirement Restoration Plan (the “MeadWestvaco Plans”), but determined without taking into account any restructuring or other supplemental benefits payable to the Participant under the MeadWestvaco Plans, as of his termination date, or such other determination date as is specifically provided with respect to a particular Plan Benefit and disregarding any reduction on account of a “qualified domestic relations order” (as defined in section 414(p) of the Code); and

(c) the annual amount (expressed as a single life annuity) payable to the Participant from the employer-funded portion of any deferred, vested or lump sum benefit earned under a “Prior Retirement Plan” (that is, any defined benefit plan or similar primary retirement plan intended to meet the requirements of section 401(a) of the Code (including any governmental plan) maintained by any previous employer of the Participant) prior to age 55 and payable no earlier than 10 years prior to the date on which the Participant was employed by the Employers and Affiliates, but disregarding any reduction on account of a qualified domestic relations order.

E-4.	EARLY BENEFIT

E-4.1. Eligibility for Early Benefit. If a Participant’s employment with the Employers and the Affiliates is terminated (for a reason other than his death) at or after he has attained age 55 years, but prior to the date on which he attains age 62 years, he shall be entitled to receive an “Early

Benefit” in an amount determined pursuant to the provisions of subsection E-4.2 and paid in the form and at the time provided in subsection E-4.3.

E-4.2. Amount of Early Benefit. A Participant’s Early Benefit is an amount determined in accordance with the provisions of subsection E-3.2, but computed by reducing the percentage “55 percent” found in paragraph E-3.2(a) by 1/4 of one percent for each full month by which the commencement of payment of the Participant’s Early Benefit precedes the first day of the calendar month coincident with, or next following, the date on which he attains age 62 years.

E-4.3. Form and Time of Payment of Early Benefit. Except as otherwise specifically provided by Section E-7, relating to optional forms of payment, the amount of a Participant’s Early Benefit shall be payable monthly, in the form of a single life annuity, from the first day of the calendar month next following his termination of employment through the calendar month during which the Participant attains age 62 years. As of the first day of the calendar month next following the date on which the Participant attains age 62 years, an amount equal to the Actuarial Present Value of his Early Benefit, (which Actuarial Present Value shall be reduced by the aggregate amount of the monthly payments previously made to him and increased by interest on the undistributed portion of his Early Benefit calculated from his termination date to the payment date), determined as of his termination date, will be distributed to the Participant in the form of a single, lump sum payment.

E-5.	PRE-AGE 55 BENEFIT

E-5.1. Eligibility for Pre-Age 55 Benefit. If a Participant’s employment with the Employers and the Affiliates is “Involuntarily Terminated” (as described in subsection E-5.4) prior to the date on which he attains age 55 years, or if his employment is terminated prior to that date for any other reason approved for purposes of the Plan by MeadWestvaco’s Chief Executive Officer, he shall be entitled to receive a “Pre-Age 55 Benefit” in an amount determined pursuant to the provisions of subsection E-5.2 and paid in the form and at the time provided in subsection E-5.3.

E-5.2. Amount of Pre-Age 55 Benefit. A Participant’s Pre-Age 55 Benefit is an amount determined in accordance with the provisions of subsection E-3.2 as of the date he attains age 62, but computed by:

(a) reducing the percentage “55 percent” found in paragraph E-3.2(a) by 1/4 of one percent for each full month by which the date of the Participant’s termination of employment with the Employers and the Affiliates precedes the first day of the calendar month coincident with, or next following, the date on which he will attain age 62 years; and

(b) by assuming, for purposes of determining the amount of his Other Benefits attributable to the MeadWestvaco Plans, that he will continue as a Participant under those Plans until the date on which he will attain age 55 years and that his benefits under the MeadWestvaco Plans will be payable on that date.

E-5.3. Form and Time of Payment of Pre-Age 55 Benefit. Except as otherwise specifically provided by Section E-7, an amount equal to the

Actuarial Present Value of a Participant’s Pre-Age 55 Benefit will be distributed to the Participant, in a single, lump sum payment as of the first day of the calendar month coincident with or next following the date on which the Participant attains age 62 years.

E-5.4. Involuntary Termination. The term “Involuntary Termination” means, with respect to any Participant, the termination of the Participant’s employment with the Employers and the Affiliates, either:

(a) at the option of his employer, for a reason other than “Cause” (as defined in subsection E-5.5); or

(b) at the Participant’s option, exercised within the 24-month period following the occurrence, without the express consent of the Participant, of any one or more of the following events:

(i) the assignment of duties to the Participant which are substantially inconsistent with the Participant’s duties, responsibilities and status at the time of the assignment, or that constitute a substantial reduction or alteration in the nature or status of such duties and responsibilities;

(ii) a reduction in the amount of the Participant’s base pay;

(iii) the transfer of the work location of the Participant to a place that is in excess of 25 miles from his work location at the time the transfer is made;

(iv) the failure of the Participant’s Employer or Affiliate employer to continue in effect any of its employee benefit plans, policies, practices or arrangements, including, but not limited to, those plans, policies and arrangements maintained solely for the benefit of key management personnel in which the Participant participates, or the failure of it to continue the Participant’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of participation relative to other participants, unless such benefits, policies and arrangements are replaced by one or more alternative or substitute plans, policies or arrangements providing substantially equivalent benefits in the aggregate.

The determination of whether an event described in paragraph (b) above has occurred shall be made by the Committee, based on its comparison of circumstances existing after the alleged occurrence with the circumstances prevailing immediately prior thereto.

E-5.5. Termination for Cause. For purposes of the Plan, a termination of a Participant’s employment for “Cause” shall mean termination as a result of the Participant’s:

(a) willful and continued failure to perform duties with the Employers and Affiliates (other than any such failure resulting from an Involuntary Termination) after a written demand for substantial performance has been delivered to the Participant specifically identifying the manner in which the Employer or Affiliate, as the case may be, believes the Participant has not substantially performed such duties and the Participant has failed to resume substantial performance on a continuous basis within 14 days of receiving such demand;

(b) willfully engaging in conduct which the Committee determines is demonstrably and materially injurious to the Employers or Affiliates, monetarily or otherwise; or

(c) conviction of a felony, or conviction of a misdemeanor which impairs the Participant’s ability to perform his duties with the Employer or Affiliate employing him.

E-6.	DISABILITY BENEFIT

E-6.1. Eligibility for Disability Benefit. If a Participant’s employment with the Employers and the Affiliates is terminated by reason of his becoming “Disabled” (as defined in the MeadWestvaco Retirement Plan) prior to the date on which he attains age 62 years and he continues to be Disabled until age 62, he shall be eligible to receive a “Disability Benefit” in an amount determined pursuant to the provisions of subsection E-6.2 and paid in the form and at the time provided in subsection E-6.3.

E-6.2. Amount of Disability Benefit. A Participant’s Disability Benefit is an amount determined in accordance with the provisions of subsection E-3.2, but expressed as a single life annuity commencing as of the later of the date the Participant attains age 62 or the date as of which Pension payments to him commence under the MeadWestvaco Retirement Plan.

E-6.3. Form and Time of Payment of Disability Benefit. Except as otherwise specifically provided by Section E-7, relating to optional forms of payment, the Actuarial Present Value of the amount of a Participant’s Disability Benefit will be distributed to him in the form of a single, lump sum payment as soon as practicable after the later of the date on which the Participant attains age 62 years or the date as of which Pension payments to him commence under the MeadWestvaco Retirement Plan.

E-7.	OPTIONAL FORMS OF BENEFIT

E-7.1. Request for Optional Payment Form. A Participant, by writing filed with the Administrator at least one year prior to his termination date (or within 60 days after becoming Disabled) in such form as the Administrator may require, may request to have his Plan Benefit paid in an optional form permitted by subsection E-7.2. Any such request shall be deemed to be approved by the Administrator unless disapproved within 15 days of its receipt. Any such approved request shall be void and of no force or effect if the Participant dies before payment in the optional form requested begins.

E-7.2. Optional Forms of Benefit Payment. Subject to the provisions of subsection E-7.3, the optional forms of payment under the Plan are:

(a) a single life annuity in the amount calculated under subsection E-3.2, E-4.2, E-5.2 or E-6.2, whichever is applicable, payable commencing at the time permitted under subsection E-3.3, E-4.3, E-5.3 or E-6.3, whichever is applicable;

(b) any optional form of benefit permitted (assuming, for this purpose, that election of an optional form of Disability Pension is permitted) under the provisions of the MeadWestvaco Retirement Plan at the time the request is made, the amount of which shall be determined by applying the actuarial assumptions utilized under that plan; and

(c) in the case of an Early Benefit payable monthly pursuant to subsection E-4.3, by forgoing those monthly amounts and instead receiving the Actuarial Present Value of the Early Benefit computed as of age 62, but without regard to the percentage reduction otherwise required by subsection E-4.2, payable in a single, lump sum distribution as of the first day of the month coincident with, or next following, the date on which the Participant attains age 62 years.

E-7.3. Limitations on Optional Forms of Payment. No optional form of payment shall permit:

(a) payment of any single, lump sum amount to a Participant prior to the first day of the month coincident with, or next following, the date on which the Participant attains age 62 years; or

(b) payment of a Disability Benefit prior to the time specified in subsection E-6.3.

E-8.	DEATH BENEFIT

E-8.1. Eligibility for Death Benefit. If a Participant dies after payment of monthly amounts of his Early Benefit begins under subsection E-4.3 and prior to receiving his entire Early Benefit, a Death Benefit, in an amount determined under subsection E-8.2, shall be paid, as soon as practicable, in a single, lump sum, to his “Beneficiary” (as defined in subsection E-8.3). Except as specifically provided by an optional form of payment permitted by subsection E-7.2 and by Section E-9, relating to “Spousal Survivor Benefits,” no other amount shall be payable to any person from the Plan on account of the death of a Participant.

E-8.2. Amount of Death Benefit. The Death Benefit payable on account of a deceased Participant shall be an amount equal to the Actuarial Present Value of his Early Benefit (which Actuarial Present Value shall be reduced by the aggregate amount of the monthly payments previously made to him and increased by interest on the undistributed portion of his Early Benefit calculated from his termination date to the payment date), determined as of his termination date.

E-8.3. Beneficiary. The term “Beneficiary” means, with respect to any Participant, such natural or legal person or persons as may be designated by him (who may be designated contingently or successively) to receive the Death Benefit payable if he dies before a total payment of his Early Benefit is made to him. A Beneficiary designation will be effective with respect to a Participant only when a signed and dated beneficiary designation form is filed with the Committee while the Participant is alive, which form will cancel any beneficiary designation form signed and filed earlier. If a Participant is not survived by a Beneficiary the Committee shall pay the Death Benefit to his “Spouse” (as defined in the MeadWestvaco Retirement Plan) or, if he is not survived by a Spouse, to the legal representative or representatives of the estate of the Participant.

E-9.	SPOUSAL SURVIVOR BENEFIT

E-9.1. Eligibility for Spousal Survivor Benefit. Subject to the reduction required by subsection E-9.4, if a Participant dies while employed by the Employers or after his termination of employment with the Employers, but, prior to the date on which he is first receives payment of a Benefit to which he is entitled under Section E-3, E-4 or E-5, his Spouse, if any, shall be eligible to receive a Spousal Survivor Benefit, in an amount determined under subsection E-9.2, if she has a right to receive a Pre-Retirement Survivor Pension under the MeadWestvaco Retirement Plan and has not waived that right.

E-9.2. Amount of Spousal Survivor Benefit. The Spousal Survivor Benefit payable to a Spouse on account of a deceased Participant is an amount determined by:

(a) calculating the amount, expressed as a joint and survivor annuity of 50, 66 2/3 or 75 percent (whichever is payable to the Spouse as a Pre-Retirement Survivor Pension under the MeadWestvaco Retirement Plan), which is of Actuarial Equivalent Value to a single life annuity computed with respect to the deceased Participant pursuant to subsection E-3.1, E-4.1 or E-5.1, whichever is applicable; and

(b) then determining the annual amount that would be payable to the surviving Spouse on the basis of the joint and survivor annuity computed under paragraph (a) above.

Notwithstanding the provisions of paragraph E-3.2(b) to the contrary, in computing the amount of a “Spousal Survivor Benefit” with respect to the surviving Spouse of a deceased Participant who had not attained age 55 years on the date of his death, the Other Benefit attributable to the MeadWestvaco Retirement Plan shall be an amount equal to the Participant’s “Accrued Benefit” (as defined under that plan) as of the date of his death, assuming that the amount of his Final Average Earnings used in computing his Accrued Benefit equaled the “Earnings” (as defined in the MeadWestvaco Retirement Plan) payable to him by the Employers during his last full calendar year of employment by them and that his “Pension” under the MeadWestvaco Retirement Plan would be payable at the date the deceased Participant would have attained age 55 years.

E-9.3. Form and Time of Payment of Spousal Survivor Benefit. The Actuarial Present Value (determined taking into account the date on which a Benefit would have commenced under Section E-3, E-4 or E-5, whichever would have been applicable, and the surviving Spouse’s age on that date) of the amount determined under paragraph E-9.2(b) will be distributed to the surviving Spouse, in the form of a single, lump sum payment, as soon as practicable after the date of the Participant’s death.

E-9.4. Reduction for Spousal Survivor Benefit. As provided by paragraph E-3.2(c), the amount of a Participant’s Plan Benefit will be reduced by a percentage thereof, determined in accordance with the following table, for the portion of the calendar period beginning on the date on which the Participant attains age 55 years and ending on the earlier of the date payment of his Benefit begins or the date on which he attains age 62 years, during which his Spouse is eligible to receive a Pre-Retirement Survivor Pension under the MeadWestvaco Retirement Plan. The percentage reduction will be computed on a pro rata basis for completed months of coverage which are less than a whole year.

Percentage of Benefit Payable to Spouse	Percentage Reduction for Each Full Year of Coverage

50 percent	1/2 of one percent

66 2/3 percent	2/3 of one percent

75 percent	3/4 of one percent

Notwithstanding the foregoing table, in no event will a percentage reduction under this Plan be greater than the percentage reduction for a Pre-Retirement Survivor Pension of a like amount under the MeadWestvaco Retirement Plan.

E-10. SPECIAL PROVISIONS AFFECTING PAYMENT OF BENEFITS.

E-10.1. Competition. Subject to his right of appeal under Section E-11, if the Committee determines that a Participant, without the express prior written consent of MeadWestvaco, directly or indirectly, individually or as an agent, officer, director, employee, shareholder (other than being the holder of any stock which represents a less than one percent interest in a corporation), partner or in any other capacity whatsoever, after termination of employment and prior to attainment of age 62, has engaged, or is engaging, in any activity competitive with or adverse to the Employer’s and Affiliate’s businesses or in the sale, distribution, production, or attempted sale, distribution or production, of any goods, products or services then sold or being developed by any Employer or Affiliate, all Benefits otherwise payable at any time under the Plan shall be permanently forfeited and payment of Benefits, if commenced, shall cease. This subsection E-10.1 shall not apply to a Participant whose employment with the Employers and Affiliates terminates on or after a “Change in Control” (as defined in subsection E-10.3) of MeadWestvaco.

E-10.2. Termination for Cause. Subject to his right of appeal under Section E-11, if the employment of a Participant with the Employers and Affiliates is terminated for Cause, all Benefits otherwise payable to any person, at any time, under the Plan shall be automatically and permanently forfeited.

E-10.3. Payments After a Change in Control. Upon the occurrence of a Change in Control of MeadWestvaco, the accrued benefit of an employee who is a Participant on the date of the Change in Control shall immediately and fully vest; provided, however, that such benefit shall be forfeited pursuant to subsection E-10.2 hereof if the employment of the employee shall be terminated for “Cause” as that term is defined in this Plan immediately prior to the Change in Control. If the employment of a Participant whose benefit has vested in accordance with the immediately preceding sentence is terminated within 24 months after the date of a Change in Control for a reason other than death or Cause (as that term is defined in this Plan immediately prior to the Change in Control), he shall be entitled to receive a “Termination Benefit,” payable within 30 days after his termination date. A Participant’s Termination Benefit is a single lump sum amount equal to the “Actuarial Present Value” of the amounts that would have been his Plan Benefit if determined as of the date of his termination of employment pursuant to the provisions of the Plan in effect immediately prior to the

Change in Control. The Actuarial Present Value of those amounts shall be determined for purposes of this Section by applying the actuarial assumptions and methods being utilized for that purpose under the MeadWestvaco Retirement Plan on the day prior to the date of the Change in Control. For purposes of computing the amount of the Plan Benefit:

(a) a Participant who has not attained age 55 years on the date of his actual termination of employment will be deemed to have had his employment with the Employers and Affiliates Involuntarily Terminated on the date of his termination and his Pre-Age 55 Benefit shall be computed pursuant to subsection E-5.2 hereof without applying the assumption contained in subsection E-5.2(b) but, instead, determining the Other Benefits attributable to MeadWestvaco Plans based on the Deferred Vested Pension on a Participant’s employment termination with the Employers and Affiliates; and

(b) in the case of a Participant terminated on account of becoming Disabled, it shall be assumed that he will continue to be Disabled until he attains age 62 years.

If a Participant, surviving Spouse or Beneficiary is receiving payment of periodic Plan Benefits on the date of a Change in Control, the Actuarial Present Value of any remaining payments (determined as of the day immediately preceding that date) shall be payable to him, in a single, lump sum, within 30 days of the date of the Change in Control. For purposes of the Plan, a “Change in Control” shall be deemed to have occurred if an event set forth in any of the following paragraphs shall have occurred:

(i) the date of expiration of a Tender Offer (other than an offer by MeadWestvaco ), if the offeror acquires Shares pursuant to such Tender Offer;

(ii) the date of approval by the shareholders of MeadWestvaco of a definitive agreement: (x) for the merger or consolidation of MeadWestvaco or any direct or indirect subsidiary of MeadWestvaco into or with another corporation, other than (1) a merger or consolidation which would result in the voting securities of MeadWestvaco outstanding immediately prior thereto continuing to represent (i) in the case of a merger or consolidation of MeadWestvaco, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, or (ii) in the case of a merger or consolidation of any direct or indirect subsidiary of MeadWestvaco, either by remaining outstanding if MeadWestvaco continues as a parent of the merged or consolidated subsidiary or by being converted into voting securities of the surviving entity or any parent thereof) at least 51% of the combined voting power of the voting securities of MeadWestvaco or such surviving or parent entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of MeadWestvaco (or similar transaction) in which no Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of MeadWestvaco (not including in the securities Beneficially Owned by such Person any securities acquired directly from MeadWestvaco or its Affiliates) representing 25% or more of the combined voting power of MeadWestvaco’s then outstanding securities, or (y) for the sale or disposition of all or substantially all of the assets of MeadWestvaco, other than a sale or disposition by MeadWestvaco of all or substantially all of MeadWestvaco’s assets to an entity, at least 51% of the combined voting power of the voting securities of which are owned (directly or indirectly) by shareholders of MeadWestvaco in substantially the same proportions as their ownership of MeadWestvaco immediately prior to such sale or disposition;

(iii) (x) any Person is or becomes the Beneficial Owner of 25% or more of the voting power of the then outstanding securities of MeadWestvaco (not including in the securities beneficially owned by such Person any securities acquired directly from MeadWestvaco or its affiliates), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) (1) of paragraph (ii) above or (y) the date of authorization, by both a majority of the voting power of MeadWestvaco and a majority of the portion of such voting power excluding the voting power of interested Shares, of a control share acquisition (as such term is defined in Chapter 1701 of the Ohio Revised Code); and

(iv) a change in the composition of the Board of Directors such that individuals who were members of the Board of Directors on the date two years prior to such change (and any new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of MeadWestvaco) who were elected, or were nominated for election, by MeadWestvaco’s shareholders with the affirmative vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such two year period or whose election or nomination for election was previously so approved) no longer constitute a majority of the Board of Directors.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of MeadWestvaco immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of MeadWestvaco immediately following such transaction or series of transactions.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Beneficial Owner” shall have the meaning defined in Rule 13d-3 under the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) MeadWestvaco or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of MeadWestvaco or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of MeadWestvaco in substantially the same proportions as their ownership of stock of MeadWestvaco.

“Shares” shall mean shares of common stock, without par value, of MeadWestvaco Corporation.

“Tender Offer” shall mean a tender offer or a request or invitation for tenders or an exchange offer subject to regulation under Section 14(d) of the Exchange Act and the rules and regulations thereunder, as the same may be amended, modified or superseded from time to time.

E-10.4. Emergency Payments. If it is determined (as provided below) that a Participant or Beneficiary has experienced an “Unforeseeable Emergency” (as defined below), the terms and manner of payment of Benefits provided in the Plan or selected by a Participant may be changed to the extent appropriate to satisfy the Participant’s or Beneficiary’s emergency need. The term “Unforeseeable Emergency” means severe financial hardship to the Participant or Beneficiary resulting from a sudden and unexpected illness or accident of the Participant or Beneficiary or of a “dependent” (as defined in section 152(a) of the Code) of the Participant or Beneficiary, loss of the Participant’s or Beneficiary’s property due to a casualty, or other similar extra-ordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. A determination with respect to whether a Participant or Beneficiary has experienced an Unforeseeable Emergency shall be made:

(a) in the case of a Participant employed, or last employed, by an Employer as other than an elected officer of the Employer and his Beneficiary, the Chairperson of the Committee; and

(b) in the case of a Participant employed, or last employed, by an Employer as an elected officer of the Employer and his Beneficiary, the Committee.

The provisions of Section E-11 of the Plan shall not be applicable with respect to any determination made pursuant to this subsection E-10.4.

E-10.5. ECAP Credit in Lieu of Distribution. A Participant who is also a Participant in The Mead Corporation Executive Capital Accumulation Plan (“ECAP”) may elect to waive his right to receive any amount otherwise distributable to him pursuant to the provisions of the Plan and to have the same amount credited for his benefit (as of the date distribution would have been made) and subsequently distributed to him under the terms of the ECAP. An election made by a Participant in accordance with the provisions of this subsection must be in such written form as the Committee shall decide and filed with the Administrator at least three months prior to the Participant’s employment termination with the Employers and Affiliates with respect to distributions made on or after employment termination or, as an additional alternative, filed prior to a Change in Control with respect to distributions made on or after a Change in Control. An election made by a Participant pursuant to the foregoing sentence is revocable at any time that is at least three months prior to the date of employment termination with the Employer and Affiliates or a Change in Control, as appropriate. In no event shall this subsection be applicable to any amount distributable to any person other than a Participant.

E-10.6. Payment to Incapacitated Persons. Notwithstanding any other provision of the Plan, if a Participant or other person entitled to a Benefit payment under the Plan is determined by a court of competent jurisdiction to be physically, mentally or legally incapacitated and unable to manage his financial affairs and claim is made by a conservator or other person legally charged by such court with the care of his person, the Committee shall make distributions to such conservator or other person. Any distribution made in accordance with this subsection shall fully acquit and discharge all persons from all further liability on account thereof.

E-10.7. Withholding. The Administrator shall cause to be withheld from the amount of any Benefit paid to a Participant or Beneficiary pursuant to the terms of the Plan any amount required to be withheld by federal, state or local law.

E-11. DISPUTE RESOLUTION

E-11.1. Claims Procedures. All disputes relating to benefits under the Plan shall be reviewed and resolved in accordance with claims procedures established by the Administrator. Such claims procedures shall offer a reasonable opportunity for a full and fair review of each claim and shall be consistent with the requirements of 29 C.F.R. § 2560.503-1.

E-11.2. Records, Data and Information. Unless proven to the satisfaction of the Administrator to be in error, the records, data and information of the Employers, Affiliates and administrators of the MeadWestvaco Plans shall be conclusive on all Participants, surviving Spouses and Beneficiaries with respect to all matters relating to the Plan.

E-12. AMENDMENT AND TERMINATION

E-12.1. Amendment and Termination. MeadWestvaco expects the Plan to be permanent, but since future conditions affecting MeadWestvaco cannot be anticipated or foreseen, MeadWestvaco must necessarily and does hereby reserve the right to amend, modify or terminate the Plan at any time by action of its Board of Directors.

E-12.2. Contingencies Affecting the Employers. In the event of a merger or consolidation of the Employer, or the transfer of substantially all of the assets of the Employer to another corporation, such successor corporation shall be substituted for the Employer under the terms and provisions of the Plan.

E-12.3. Protected Benefits. If the Plan is terminated, revoked, or amended so as to decrease benefits provided under the Plan, the full benefits earned by each terminated Participant and Beneficiary shall not be reduced. A Participant who is in active service at the time of a Plan termination, revocation or amendment shall be entitled to full Benefits under the prior provisions of the Plan; provided, however, that his Earnings for periods subsequent to such termination, revocation or amendment shall not be used in determining the amount of benefits based on Final Average Earnings that are protected by this subsection. The time and manner of payment of Benefits protected by this subsection shall remain subject to the prior terms and conditions of the Plan.